Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-105017

SUPPLEMENT TO PROSPECTUS
DATED MAY 28, 2004

10,000,000 UNITS
OF LIMITED LIABILITY COMPANY INTEREST

Vestin Fund III, LLC

     We will invest in and operate multifamily, assisted living, office, industrial and retail property and other income producing properties. We also invest in mortgage loans where our collateral is real property.

     We are offering and selling to the public up to a maximum of 10,000,000 units for $10.30 per unit.

			Expense	Proceeds to
	Price to Public	Selling Commissions	Reimbursement (1)	Vestin Fund III
Per Unit	$10.30	$0.00	$0	$10.30
Total Maximum	$102,456,322	$0.00	$2,561,408	$99,894,914

(1)	Units will be sold by Vestin Mortgage, Inc. (doing business as Vestin; “Vestin Mortgage”), where permitted, and by Vestin Capital, Inc. (“Vestin Capital”), an affiliate of Vestin Mortgage. Vestin Capital will receive 0.5% of the gross proceeds of the Offering for reimbursement of its expenses for diligence. No commissions will be paid on sales by Vestin Mortgage. All expenses related to this Offering, including expenses incurred in connection with the offer and sale of units under our distribution reinvestment plan, will be advanced by Vestin Mortgage and will be reimbursed by us for up to 2% of the gross proceeds received in this Offering. At Vestin Mortgage’s election, it may receive units in lieu of cash reimbursement. We will invest not less than 97% of the gross proceeds of the Offering.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The most significant risks to your investment include:

•	We were recently organized, have no operating history and lack external financing sources.

•	There is no public trading market for your units and we do not intend to list the units on any national exchange or on Nasdaq. Accordingly your units will lack liquidity.

•	You may not transfer your units without Vestin Mortgage’s consent and without compliance with Federal and state securities laws.

•	The right to redeem your units is restricted by, among other things, a holding period, available cash flow and the number of redemption requests.

•	We rely on Vestin Mortgage to manage our operations, determine our investment guidelines and select our loans and real property for investment. Vestin Mortgage has not previously been engaged in the business of direct investment in real property.

•	As we will invest in unspecified mortgage loans and real property you will not be able to evaluate the terms of mortgages, or other factors involved in a particular loan or the terms of acquisitions of real property.

•	We may experience a greater risk of default on our loans because of our expedient loan approval process and more lenient underwriting standards.

•	We may enter into a financing arrangements, the terms of which may reduce your distributions.

•	Vestin Mortgage will receive substantial fees from borrowers based on the volume and size of mortgages selected for us. Such fees are not shared with us. Additionally, a conflict will arise when Vestin Mortgage decides whether to charge borrowers higher interest rates or obtain higher fees and when Vestin Mortgage determines our advisory and property management fees.

•	If we do not remain qualified as a partnership for Federal income tax purposes, we would be subject to the payment of tax on our income at corporate rates, which would reduce the amount of funds available for distribution.

YOU SHOULD READ THE COMPLETE DISCUSSION OF THE RISK FACTORS
BEGINNING ON PAGE 14 OF THE PROSPECTUS.

     You must purchase at least 100 units for $1,000 (some states may require higher minimum purchases). To purchase units, you must first sign the enclosed subscription agreement. We will terminate the Offering on November 7, 2005 unless we request an extension.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE UNITS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE USE OF FORECASTS IN THIS OFFERING IS PROHIBITED. NO ONE IS PERMITTED TO MAKE ANY ORAL OR WRITTEN PREDICTIONS ABOUT THE CASH BENEFITS OR TAX CONSEQUENCES YOU WILL RECEIVE FROM YOUR INVESTMENT.

November 22, 2004

NOTICE TO CALIFORNIA RESIDENTS

     Any certificates representing units resulting from any offers or sales of units to California residents will bear the following legend restricting transfer:

It is unlawful to consummate a sale or transfer of this security, or any interest therein, or to receive any consideration therefor, without the prior written consent of the Commissioner of the Corporation of the State of California, except as permitted in the Commissioner’s Rules.

A copy of the applicable rule of the California Commissioner of Corporations will be furnished to each California investor by Vestin Mortgage.

NOTICE TO NEW YORK RESIDENTS

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

INVESTOR SUITABILITY STANDARDS

      As a result of the risks inherent in an investment in units, the units are suitable only for persons who meet the financial suitability standards adopted by the states in which they live, as set forth below. Our units are only suitable for those who desire a relatively long term investment for which they do not need liquidity for at least five years, in light of the other limitations on redemption and transfer described in this prospectus.

      You must meet one of the investor suitability standards contained in the second and third columns in the table below and the suitability standard contained in the fourth column, if applicable, to purchase units and to participate in our reinvestment plan. Fiduciaries must also meet one of these conditions. If the investment is a gift to a minor, the custodian or the donor must meet these conditions. For purposes of the net worth calculations below, net worth is the amount by which your assets exceed your liabilities, but excluding your house, home furnishings or automobile(s) among your assets. In the subscription agreement, you will have to confirm that you meet these minimum standards. The inclusion of a state in the chart below is for informational purposes only and is not intended to imply that the Offering of units has been qualified in the particular state at this time. We will not sell in a state in which we have not qualified the Offering.

	1. Minimum Net
	Worth and Minimum
State(s)	Gross Income		Minimum Net Worth		2. Additional Standards

Alabama, Arkansas, Colorado, Delaware, Florida, Hawaii, Idaho, Indiana, Kentucky, Minnesota, New York, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin	$45,000/$45,000		$150,000		Minimum investment in New York is $2,500 ($1,000 for IRAs). Minimum investment in Minnesota is $2,500 ($2,000 for IRAs).
		OR		AND
Alaska, Arizona, California, Iowa, Massachusetts, Michigan, Mississippi, Missouri, New Jersey, North Carolina, Texas	$60,000/$60,000		$225,000		Minimum investment in North Carolina is $2,500
Maine	$50,000/$50,000		$200,000		N/A
New Hampshire, New Mexico	$125,000/$50,000		$250,000		N/A
Tennessee	$250,000/$65,000		$500,000		N/A
Nevada	$45,000/$45,000		$150,000		Minimum investment is $5,000 ($2,000 for IRAs)
Kansas, Ohio, Pennsylvania	$45,000/$45,000		$150,000		Investment is less than 10% of Net Worth. We will make no sales in these states until we receive proceeds of at least $5,000,000.
District of Columbia, Georgia, Louisiana, Montana, Rhode Island	These jurisdictions do not have quantified suitability requirements. We believe that it is reasonable for us to rely upon the suitability standards set forth above for Alabama et al. when selling units to residents of these jurisdictions.
Connecticut, Illinois, Maryland, Wyoming	No minimum requirements. Disclosure state only. We will follow the guidelines for the preponderance of the states above in selling units in these states.

      In addition to the foregoing suitability standards, we cannot accept subscriptions from anyone if the representations required are either not provided or are provided but are inconsistent with our determination

i

that the investment is suitable for the subscriber. In addition to the financial information we require, the representations we require of you state that you:

•	understand that we will accept your subscription no sooner than five (5) business days following the date of the Subscription Agreement, but not later than 30 days;

•	understand that no federal or state agency has made any finding or determination as to the fairness of public investment in, or made any recommendation or endorsement of, the units; and

•	understand that an investment in us will not, in itself, create a retirement plan as described in the Internal Revenue Code and that, to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

      Each of these representations reflects that we are not indicating any approval by anyone other than Vestin Mortgage or that an investment will have an effect other than to make you a member of the Fund.

      You will also acknowledge that you are familiar with some of the risk factors we describe and that this investment matches your investment objectives. Specifically, you represent to us that you:

•	understand that we intend to be taxed as a partnership and not as a corporation, and that, among other things, this may result in your being required to pay taxes even though we may not have distributed cash to you;

•	understand that there will be no public market for the units, that there are substantial restrictions on repurchase, sale, assignment or transfer of the units, and that it may not be possible readily to liquidate an investment in the units; and

•	have been advised to read the risk factors set forth in this prospectus and to determine whether your investment objectives correspond to those stated in this prospectus; specifically, you acknowledge that the purpose of your investment is to receive monthly cash distributions from the income earned on our mortgage loans and to have us preserve and return your capital contributions.

      You will also represent to us that you have the capacity to invest in the Fund by confirming that:

•	you are legally able to enter into a contractual relationship with us, and, if you are an individual, have attained the age of majority in the state in which you live; and

•	if you are a trustee, you are the trustee for the trust on behalf of which you are purchasing the units, and have due authority to purchase units on behalf of the trust.

      If you are purchasing as a fiduciary, you will also represent that the above representations and warranties are accurate for the person(s) for whom you are purchasing units.

      By executing the Subscription Agreement, you will not be waiving any rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. The Fund is not a mutual fund nor an investment company within the meaning of the Investment Company Act of 1940 nor subject to the regulations promulgated thereunder.

      The Subscription Agreement also contains a series of short questions so that we or our dealers may also assess for ourselves the accuracy of these representations. For employee benefit plans, the questions are more expansive because of the application of additional provisions of the Internal Revenue Code relating to retirement plans.

      Due to the nature of our investments, it is likely that most of our income will be taxable to you as ordinary income. See “Federal Income Tax Consequences” at page 89 of the Prospectus. The units may, therefore, be suitable for:

•	persons seeking current taxable income;

•	Keogh Plan accounts or corporation, pension or profit sharing plans, which we refer to collectively as qualified plans;

•	IRAs or Roth IRAs;

ii

•	Simplified Employee Pensions, or SEP’s; and

•	other entities exempt from federal income taxation such as endowment partnerships and foundations, and charitable, religious, scientific or educational organizations (assuming the provisions of their governing instruments and the nature of their tax exemptions permit such investment).

      Our investment objectives and policies are intended to make the units suitable investments for employee benefit plans under current law. In this regard, ERISA provides a comprehensive regulatory scheme for plan assets. Further, Vestin Mortgage intends to manage us so that an investment by a qualified plan will not make our assets plan assets under ERISA. The ERISA regulations are also applicable to an IRA. See “Federal Income Tax Consequences — ERISA and Other Qualified Plan and IRA Considerations” at page 104 of the Prospectus.

      Vestin Mortgage is not permitted to allow any qualified plan to purchase units if Vestin Mortgage has investment discretion over the assets of the qualified plan, or if Vestin Mortgage regularly gives individualized investment advice that serves as the primary basis for the investment decisions made for these assets. This prohibition is designed to prevent a violation of ERISA. You should obtain the advice of your attorney, tax advisor, or business consultant for the legal, tax and business aspects of this investment before subscribing for units.

      To assure that this Offering complies with applicable state law, each dealer selling our units is required to:

•	inquire diligently of all prospective investors to assure that our units are a suitable investment in light of the investor’s age, educational level, knowledge of investments, financial means and other pertinent factors;

•	for at least six years, maintain records of the information used to determine that an investment in units is suitable and appropriate for each investor; and

•	transmit promptly to us all properly completed and executed Subscription Agreements.

      In addition, the NASAA Guidelines require each dealer selling our units to determine that an investment in our units is a suitable and appropriate investment for each prospective investor. In making this determination, the dealer shall ascertain that a prospective investor can meet the established minimum income and net worth standards, reasonably benefit from an investment in our units based on their overall investment objectives and portfolio structure and bear the risks of the investment based on their overall financial condition. They must also determine whether a prospective investor has an apparent understanding of the fundamental risks of the investment, the potential risk of losing the entire investment, the lack of liquidity and restrictions on transferability of the units, the background and qualifications of Vestin Mortgage and the tax consequences of the investment.

iii

1. Investor Suitability Standards	i
2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-l
3. Quantitative and Qualitative Disclosures about Market Risks	S-7
4. Legal Proceedings	S-8
5. Financial Statements for the Three Months Ended September 30, 2004 (Unaudited) of Vestin Fund III, LLC	S-9
6. Financial Statements for the Three Months Ended September 30, 2004 (Unaudited) of Vestin Group, Inc.	S-20

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of the Company’s financial condition and results of operations for the three and nine months ended September 30, 2004. This discussion should be read in conjunction with the Company’s consolidated financial statements and accompanying notes and other detailed information regarding the Company appearing elsewhere in this Prospectus Supplement and the Company’s report on Form 10-K for the year ended December 31, 2003.

When used in this Prospectus Supplement the words or phrases “will likely result,” “are expected to,” “is anticipated,” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including but not limited to changes in interest rates and fluctuations in operating results. Such factors which are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinion or statements expressed herein with respect to future periods. As a result, the Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.

BACKGROUND

Vestin Fund III, LLC (the “Company”) was organized in April 2003 as a Nevada limited liability company for the purpose of investing in real property and in mortgage loans secured by real estate originated by the Company’s manager, Vestin Mortgage, Inc. (the “Manager”), a licensed mortgage company in the State of Nevada. Vestin Mortgage is a wholly-owned subsidiary of Vestin Group, Inc., a Delaware corporation, whose common stock is traded on the Nasdaq SmallCap Market under the ticker symbol “VSTN.” Vestin Mortgage, Inc. is also the manager of Vestin Fund I, LLC (“Vestin Fund I”), Vestin Fund II, LLC (“Vestin Fund II”) and inVestin Nevada, Inc. which are entities in similar businesses to the Company.

OVERVIEW

On November 7, 2003, the Company’s Registration Statement as filed with the Securities and Exchange Commission became effective for the initial public offering of up to 10,000,000 units at $10 per unit (“Unit”). The Company commenced operations on February 12, 2004. By September 30, 2004, the Company had sold 1,812,255 units. Members may participate in the Company’s Distribution Reinvestment Plan whereby the member’s distribution may be used to purchase additional units at $10.30 per unit. As of September 30, 2004, an additional 29,010 units have been purchased under this plan.

SUMMARY OF FINANCIAL RESULTS

	Three months	Nine months
	ended September	ended September
	30, 2004	30, 2004
Total revenues	$686,239	$1,638,484
Total expenses	252,987	736,353

Net income	$433,252	$902,131

Net income allocated to members per Weighted average membership units	$0.25	$0.59

Annualized rate of return to members (a)	10.04%	9.34%

Weighted average membership units	1,712,296	1,519,198

Cash distributions	$425,758	$823,890

Cash distributions per weighted average membership units	$0.25	$0.54

(a)	The annualized rate of return to members is calculated based upon the net income allocated to members per weighted average units as of September 30, 2004 divided by the number of days during the period (92 days for the three months ended September 30, 2004 and 232 days from February 12, 2004 the day the minimum $10 million was achieved through September 30, 2004) and multiplied by three hundred and sixty five (365) days, then divided by ten (the $10 cost per unit).

Total Revenues. Revenues for the three and nine months ended September 30, 2004 of approximately $686,000 and $1,638,000, respectively, were derived primarily from interest income on mortgage loans approximating $581,000 and $1,507,000, respectively. During the three and nine months ended September 30, 2004, revenues also included approximately $102,000 in rental income from income producing real property.

Approximately $220,000 and $368,000 of the Company’s interest revenue for the three and nine months ended September 30, 2004, respectively, was derived from interest reserves.

Total Expenses. For the three months ended September 30, 2004, expenses totaled approximately $253,000, which is primarily related to management fees of approximately $11,000, interest expense related to secured borrowings of approximately $178,000, and depreciation and amortization of approximately $31,000. For the nine months ended September 30, 2004, expenses totaled approximately $736,000, which are primarily related to management fees of approximately $22,000, and interest expense related to secured borrowings of approximately $537,000, and depreciation and amortization of approximately $31,000.

In addition, the Company’s Manager will be reimbursed for out of pocket offering expenses in an amount not to exceed 2% of the gross proceeds of the offering. As of September 30, 2004, the Company had incurred approximately $869,000 of offering costs paid by the Manager on behalf of the Company, which amounts were recorded as deferred offering costs. These deferred offering costs, which are primarily legal, accounting and registration fees, will be converted to membership units at a price of $10 per unit once the Company receives sufficient gross proceeds to ensure that the deferred offering costs do not exceed 2% of the gross proceeds of the offering. Any additional offering costs incurred by the Company will be converted to membership units in the Company up to 2% of the gross proceeds of the offering. Any additional costs above 2% of the gross proceeds of the offering will be absorbed by Vestin Mortgage.

Net Income. Net income for the three and nine months ended September 30, 2004 totaled approximately $433,000 and $902,000, respectively.

Annualized Rate of Return to Members. For the three months ended September 30, 2004, annualized rate of return to members totaled 10.04%. For the nine months ended September 30, 2004, annualized rate of return to members totaled 9.34%.

Distributions to Members. For the three and nine months ended September 30, 2004, members received distributions totaling $425,758 and $823,890. The foregoing distributions were paid entirely from Net Income Available for Distribution as defined in the Company’s Operating Agreement. Net Income Available for Distribution is based upon cash flow from operations, less certain reserves, and may exceed net income as calculated in accordance with GAAP.

INVESTMENTS IN MORTGAGE LOANS SECURED BY REAL ESTATE PORTFOLIO

As of September 30, 2004, the Company had investments in mortgage loans secured by real estate totaling $10.1 million, including nine loans of which all were secured by first deeds of trust.

As of September 30, 2004, the weighted average contractual interest rate on the Company’s investment in mortgage loans is 11.00%. These mortgage loans have contractual maturities within the next 24 months.

Losses may occur from investing in mortgage loans. The amount of losses will vary as the loan portfolio is affected by changing economic conditions, the financial position of borrowers, and changes in collateral values from time of loan origination.

The conclusion that a mortgage loan is uncollectible or that collectibility is doubtful is a matter of judgment. On a quarterly basis, the Manager evaluates the Company’s mortgage loan portfolio for impairment. The fact that a loan is temporarily past due does not necessarily mean that the loan is impaired. Rather, all relevant circumstances are considered by the Manager to determine impairment and the need for specific reserves. This evaluation considers among other matters:

•	prevailing economic conditions;

•	historical experience;

•	the nature and volume of the loan portfolio;

•	the borrowers’ financial condition and adverse situations that may affect the borrowers’ ability to pay;

•	evaluation of industry trends;

•	review and evaluation of loans identified as having loss potential; and

•	estimated fair value of any underlying collateral.

Based upon this evaluation the Company’s Manager believes that the allowance for loan losses totaling $72,500 included in the accompanying balance sheet as of September 30, 2004 is adequate to meet estimated credit losses.

Decisions regarding an allowance for loan losses require judgment about the probability of future events. As a result, there is an inherent risk that such judgment will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any allowance. To the extent that the Company experiences losses greater than the amount of its allowance, the Company may incur a charge to its earnings that will adversely affect its operating results and the amount of any distributions payable to its members.

CRITICAL ACCOUNTING ESTIMATES

Revenue Recognition

Interest income on loans is accrued by the effective interest method. The Company does not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

All leases on real property held by the Company are classified as operating leases, and the related rental income is recognized on a straight-line basis over the terms of the respective leases, unless rental income is dependent upon criteria that cannot be determined at inception of the lease. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred, and, are billed to tenants pursuant to the terms of the underlying leases. Rents paid in advance, which do not qualify for revenue recognition, are deferred to future periods.

Investments in Mortgage Loans

Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of the Company’s mortgage loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by the Company or any affiliate. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

Allowance for Loan Losses

The Company maintains an allowance for loan losses on its investment in mortgage loans for estimated credit impairment in the Company’s investment in mortgage loans portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included in income when the property is sold.

Secured Borrowings

Loans that have been participated to third party investors through intercreditor agreements (“Agreements”) and participation agreements are accounted for as secured borrowings in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Agreements provide the Company additional funding sources for mortgage loans whereby a third party investor (the “Investor”) may participate in certain mortgage loans with the Company and/or Vestin Fund I, and/or Vestin Fund II (collectively, “the Lead Lenders”). In the event of borrower non-performance, the intercreditor agreements provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with the Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lender being repaid.

CAPITAL AND LIQUIDITY

Liquidity is a measure of a company’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities and for general operational purposes. The Company does not have any significant capital expenditures. Accordingly, the Company believes that cash held at bank institutions will be sufficient to meet the Company’s capital requirements in the next twelve months. The Company does not anticipate the need for hiring any employees, acquiring fixed assets such as office equipment or furniture, or incurring material office expenses during the next twelve months because the Manager will continue to manage the Company’s affairs. The Company is charged by the Manager a monthly management fee of up to 0.25% of the Company’s aggregate capital contributions. Pursuant to the Company’s Operating Agreement, the Company recorded management fees to the Manager during the three and nine months ended September 30, 2004 of approximately $11,000 and $22,000, respectively.

During the nine months ended September 30, 2004, cash flows provided by operating activities approximated $0.8 million. Investing activities consisted of cash provided by loan sales and payoffs of approximately $16.7 million and cash used in purchases of investments in mortgage loans approximating $26.8 million. Financing activities consisted of members’ distributions of $0.5 million (net of reinvestments) and issuance of member units totaling approximately $18.1 million.

As of September 30, 2004, members holding approximately 62% of our outstanding units have elected to reinvest their dividends. The level of dividend reinvestment will depend upon our performance as well as the number of our members who prefer to reinvest rather than receive current distributions of their income.

Any significant level of defaults on our outstanding loans could reduce the funds we have available for investment in new loans. Foreclosure proceedings may not generate full repayment of our loans and may result in significant delays in the return of invested funds. This would diminish our capital resources and would impair our ability to invest in new loans. In addition, any significant level of redemptions by our members would reduce the capital we have available for investment. Such redemptions are limited by the terms of our operating agreement to not more than 10% per calendar year and are subject to other conditions.

As of September 30, 2004, the Company did not have any significant non-performing assets.

At September 30, 2004, the Company had $3.5 million in cash and $28.6 million in total assets. It appears the Company has sufficient working capital to meet its operating needs in the near term.

As of September 30, 2004, the Company had secured borrowings of $4.1 million related to intercreditor agreements (“Agreements”) and certain participation agreements with various loan participants (“Investors”). The Agreements provide the Company with additional funding sources for mortgage loans whereby the Investor may invest in certain loans with Vestin Mortgage, Vestin Fund I, Vestin Fund II and the Company (collectively, the “Lead Lenders”). In the event of borrower non-performance, the Agreements provide that the Lead Lenders must repay the Investors loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance of the participation plus accrued interest.

Additionally, an Investor may participate in certain loans with Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.

Mortgage loan financing under the intercreditor and participation agreements are accounted for as a secured borrowing in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

The Company maintains working capital reserves of approximately 3% of aggregate members’ capital accounts in cash and cash equivalents, and certificates of deposit. This reserve is available to pay expenses in excess of revenues, satisfy obligations of underlying security properties, expend money to satisfy unforeseen obligations and for other permitted uses of the working capital. Working capital reserves of up to 3% are included in the funds committed to loan investments in determining what proportion of the offering proceeds and reinvested distributions have been invested in mortgage loans.

Off Balance Sheet Arrangements

The Company does not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

Contractual Obligations

The following summarizes our contractual obligations at September 30, 2004.

	Payment due by period
		Less than 1			More than
Contractual Obligation	Total	year	1-3 years	3-5 years	5 years
Secured borrowings	$4,133,575	$4,133,575	$—	$—	$—

RELATED PARTY TRANSACTIONS

For the three and nine months ended September 30, 2004, the Company recorded management fees to the Company’s Manager of approximately $11,000 and $22,000, respectively. Additionally, for the three and nine months ended September 30, 2004, the Company recorded pro rata distributions owed to the Company’s Manager of approximately $22,000 and $59,000, respectively.

As of September 30, 2004, amounts due to the Manager and Vestin Group of approximately $1.0 million are primarily related to deferred offering costs paid on behalf of the Company as well as unpaid management fees and distributions.

During the three months ended September 30, 2004, the Company acquired an office building located in Las Vegas, Nevada (the “Property”) for $9.8 million inclusive of $200,000 paid to the Manager for acquisition and advisory fees related to diligence and other services provided in connection with the purchase of the building. On March 31, 2003, the Company’s Manager had entered into a ten-year lease agreement whereby the Manager will rent the entire building at a rate of $71,645 per month, which shall increase by 4% each year. The Company has obtained an analysis of the terms of such lease from an independent third party, which confirms the lease rate represents a reasonable market rate reasonable to both the Company and the Manager. The Company transferred the building to its wholly-owned subsidiary during the third quarter.

FACTORS AFFECTING THE COMPANY’S OPERATING RESULTS

The Company’s business is subject to numerous factors affecting its operating results. In addition to the factors discussed above, the Company’s operating results may be affected by:

Risks of Investing in Mortgage Loans

•	The Company’s underwriting standards and procedures are more lenient than conventional lenders in that the Company will invest in loans to borrowers who will not be required to meet the credit standards of conventional mortgage lenders.

•	The Company approves mortgage loans more quickly than other mortgage lenders. Due to the nature of loan approvals, there is a risk that the credit inquiry the Company’s Manager performs will not reveal all material facts pertaining to the borrower and the security.

•	Appraisals may be performed on an “as-if developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan. `

•	The Company’s results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets.

•	If the economy is healthy, the Company expects that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. This could result in a slowdown in real estate lending which may mean the Company will have fewer loans to acquire, thus reducing the Company’s revenues and the distributions to members.

•	If, at a time of relatively low interest rates, a borrower should prepay obligations that have a higher interest rate from an earlier period, investors will likely not be able to reinvest the funds in mortgage loans earning that higher rate of interest. In the absence of a prepayment fee, the investors will receive neither the anticipated revenue stream at the higher rate nor any compensation for their loss. This in turn could harm the Company’s reputation and make it more difficult for the Company to attract investors willing to acquire interest in mortgage loans.

Risk of Defaults

The Company’s performance will be directly impacted by any defaults on the loans in its portfolio. As noted above, the Company may experience a higher rate of defaults than conventional mortgage lenders. The Company seeks to mitigate the risk by estimating the value of the underlying collateral and insisting on low loan-to-value ratios. However, no assurance can be given that these efforts will fully protect the Company against losses on defaulted loans. Moreover, during the period of time when a defaulted loan is the subject of foreclosure proceedings, it is likely that the Company will earn less (if any) income from such loans, thereby reducing the Company’s earnings.

Competition for Borrowers

The Company considers its competitors for borrowers to be the providers of non-conventional mortgage loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by conventional lenders and mortgage loans investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional mortgage loans. Many of the companies against which the Company competes have substantially greater financial, technical and other resources than the Company does. Competition in the Company’s market niche depends upon a number of factors including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.

Risks of Investing in Real Estate

•	Changes in the real estate market may reduce the demand for the types of loans that the Company makes. In addition, a decline in real estate values could impair the Company’s security in outstanding loans its investments in real property.

•	Tenant defaults, tenant improvements, cost of insurance, uninsured losses, cost of compliance with laws, and undetected environmental hazards may adversely affect the Company’s operating results and the amounts of cash available for distributions.

•	A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, the Company may suffer reduced revenues resulting in less cash to be distributed to members. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

Effect of Fluctuations in the Economy

A portion of the Company’s business, making loans secured by real estate, is particularly vulnerable to changes in macroeconomic conditions. Any significant decline in economic activity, particularly in the geographical markets in which the Company concentrates its loans, could result in a decline in the demand for real estate development loans. In order to stay fully invested during a period of declining demand for real estate loans, the Company may be required to make loans on terms less favorable to the Company or to make loans involving greater risk to the Company. Declines in economic activity are often accompanied by a decline in prevailing interest rates. Although the Company’s lending rates are not directly tied to the Federal Reserve Board’s discount rate, a sustained and widespread decline in interest rates will impact the interest the Company is able to earn on its loans. Since the Company’s loans generally do not have prepayment penalties, declining interest rates may also cause the Company’s borrowers to prepay their loans and the Company may not be able to reinvest the amounts prepaid in loans generating a comparable yield. Moreover, any significant decline in economic activity could adversely impact the ability of the Company’s borrowers to complete their projects and obtain take out financing. This in turn could increase the level of defaults the Company may experience.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to market risk, primarily from changes in interest rates. The Company does not have any assets or liabilities denominated in foreign currencies nor does it own any options, futures or other derivative instruments.

Most of the Company’s assets consist of mortgage loans, including those that are financed under intercreditor agreements. Loans financed under intercreditor and participation agreements approximated $4.1 million at September 30, 2004 and are classified as assets under secured borrowing. Such financing is at a weighted average contractual interest rate of 11.00%. These mortgage loans mature within the next 24 months. All of the outstanding mortgage loans at September 30, 2004 are fixed rate loans. All of the mortgage loans are held for investment purposes and are held to their maturity date. None of the mortgage loans have prepayment penalties.

As of September 30, 2004, the Company had cash totaling $3.5 million. The Company anticipates that approximately 3% of its assets will be held in such accounts as cash reserves. Additional deposits in such accounts will be made as funds are received by the Company from new investors and repayment of loans pending the deployment of such funds in new mortgage loans. The Company believes that these financial assets do not give rise to significant interest rate risk due to their short-term nature.

LEGAL PROCEEDINGS

The staff of the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) has been conducting an informal inquiry into certain matters related to the Company, Vestin Group, Vestin Fund I and Vestin Fund II. The staff of the SEC has not identified the reasons for its inquiry, which remains ongoing as of November 22, 2004. The Company believes that it has complied with SEC disclosure requirements and has cooperated with the inquiry. The Company cannot at this time predict the outcome of the inquiry.

The Company believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Company’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Company’s net income in any particular period.

Vestin Fund III, LLC

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2004	DECEMBER 31, 2003
	(unaudited)
ASSETS
Cash	$3,463,399	$4,952
Interest receivable	99,647	—
Rents receivable from Manager	71,645
Investment in mortgage loans, net of allowance for loan losses of $72,500 as of September 30, 2004	10,052,319	—
Investment in real property, net of accumulated depreciation of $29,201	9,770,799	—
Capitalized loan fees, net of amortization of $1,366	113,436
Assets under secured borrowings	4,133,575	—
Deferred offering costs	869,221	667,437

	$28,574,041	$672,389

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Due to Manager	$1,000,275	$673,088
Secured borrowings	4,133,575	—
Note payable	4,950,000	—

Total liabilities	10,083,850	673,088
Members’ equity — Minimum 1,000,000 units, maximum 12,000,000 units issued at $10 per unit, 1,841,265 units outstanding at September 30, 2004	18,490,191	(699)

Total members’ equity	18,490,191	(699)

Total liabilities and members’ equity	$28,574,041	$672,389

The accompanying notes are an integral part of these statements.

Vestin Fund III, LLC

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

			For the Period from
	For the Three	For the Nine	April 16, 2003 (date of
	Months Ended	Months Ended	inception) through
	September 30, 2004	September 30, 2004	September 30, 2003
Revenues
Interest income from investments in mortgage loans	$580,546	$1,506,621	$—
Rental income	101,690	101,690
Other	4,003	30,173	—

Total revenues	686,239	1,638,484	—

Operating expenses
Management fees	10,763	21,910	—
Interest expense	177,643	537,458	—
Provision for loan losses	—	72,500	—
Expenses related to investment in real property	19,377	21,876	—
Depreciation and amortization	30,567	30,567	—
Other	14,637	52,042	381

Total operating expenses	252,987	736,353	381

NET INCOME (LOSS)	$433,252	$902,131	$(381)

Net income (loss) allocated to members	$433,252	$902,131	$(381)

Net income (loss) allocated to members per weighted average membership units	$0.25	$0.59	$—

Weighted average membership units	1,712,296	1,519,198	—

The accompanying notes are an integral part of these statements.

Vestin Fund III, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(unaudited)

	Units	Amount
Members’ equity at December 31, 2003	—	$(699)
Issuance of units	1,812,255	18,122,548
Distributions	—	(823,890)
Reinvestments of distributions	29,010	290,101
Net income	—	902,131

Members’ equity at September 30, 2004	1,841,265	$18,490,191

The accompanying notes are an integral part of these statements.

Vestin Fund III, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine	For the period from
	Months Ended	April 16, 2003 (Inception)
	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net income (loss)	$902,131	$(381)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	29,201	—
Amortization of capitalized loan fees	1,366	—
Provision for loan losses	72,500	—
Change in operating assets and liabilities:
Interest receivable	(99,647)	—
Rents due from Manager	(71,645)	—
Capitalized loan fees	(114,802)	—
Due to Manager	125,403	5,381

Net cash provided by operating activities	844,507	5,000

Cash flows from investing activities:
Investments in mortgage loans on real estate	(16,802,481)	—
Purchase of investments in mortgage loans from Vestin Fund II, LLC	(10,000,000)	—
Proceeds received from sale of mortgage loans to Vestin Fund II, LLC	5,000,000	—
Sale of mortgage loans	2,113,791	—
Proceeds from loan payoff	9,563,871	—
Purchase of investment in real property	(4,850,000)	—

Net cash used by investing activities	(14,974,819)	—

Cash flows from financing activities:
Proceeds from issuance of member units	18,122,548	—
Distributions, net of reinvestments	(533,789)	—

Net cash provided by financing activities	17,588,759	—

NET CHANGE IN CASH	3,458,447	5,000
Cash, beginning	4,952	—

Cash, ending	$3,463,399	$5,000

Interest paid during the period	$—	$—

Non-cash financing activities:
Offering costs paid by Vestin Mortgage, Inc. recorded as deferred offering costs and due to manager on the accompanying balance sheet.	$201,784	$129,526

Change in loans funded through secured borrowing	$4,133,575	$—

Note payable related to acquisition of investment in real estate	$4,950,000	$—

The accompanying notes are an integral part of these statements.

VESTIN FUND III, LLC

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004

(Unaudited)

NOTE A — ORGANIZATION

Vestin Fund III, LLC, a Nevada limited liability company, (the “Company”) is primarily engaged in the business of investing in mortgage loans, where collateral is real property, invests in income-producing real property such as office properties, and intends to invest in other income-producing real property, such as industrial and retail properties, multifamily residential units, and assisted living facilities. The Company was organized on April 16, 2003 and will continue until December 31, 2023 unless dissolved or extended under the provisions of the Company’s Operating Agreement. As a company investing in mortgage loans and real estate and raising funds through a public offering, the Company is subject to the North American Securities Administration Act Mortgage Program Guidelines and Real Estate Guidelines (collectively, the “NASAA Guidelines”) promulgated by the state securities administrators.

The manager of the Company is Vestin Mortgage, Inc. (the “Manager”), a Nevada corporation engaged in the business of brokerage, placement and servicing of commercial loans secured by real property. The Manager is a wholly owned subsidiary of Vestin Group, Inc., a Delaware corporation (“Vestin Group”), whose common stock is publicly held and traded on the Nasdaq SmallCap Market under the symbol “VSTN.” Through its subsidiaries, Vestin Group is engaged in asset management, real estate lending and other financial services and has originated over $1.8 billion in real estate loans. The operating agreement of the Company provides that the Manager controls the daily operating activities of the Company; including the power to assign duties, to determine how to invest the Company’s assets, to sign bills of sale, title documents, leases, notes, security agreements, mortgage investments and contracts, and to assume direction of the business operations. As a result, the operating results of the Company are dependent on the Manager’s ability and intent to continue to service the Company’s assets. The operating agreement also provides that the members have certain rights, including the right to terminate the Manager subject to a majority vote of the members.

Vestin Mortgage, Inc. is also the manager of Vestin Fund I, LLC (“Fund I”), Vestin Fund II, LLC (“Fund II”) and inVestin Nevada, Inc., entities in similar businesses as the Company.

VF III HQ, LLC, a wholly owned subsidiary of the Company, is a single asset limited liability company created for the purpose of owning real estate.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

The consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim consolidated financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States (“GAAP”) for complete consolidated financial statements. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the year ended December 31, 2003.

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.

Certain reclassifications have been made to the prior period’s consolidated financial statements to conform with current year presentation.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVESTMENTS IN MORTGAGE LOANS

Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of the Company’s mortgage loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by the Company or any affiliate. Loan-to-value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and timely successful development by the purchaser. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

3. INVESTMENTS IN REAL PROPERTY

Real property is stated at cost, less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction and any tenant improvements or major improvements that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred.

Real property is depreciated using the straight-line method over the useful lives of the assets by class generally as follows:

Building	40 years
Building improvements	10-25 years
Land improvements	20-25 years
Tenant improvements	Lease term
Intangible lease assets	Lease term

The Company’s Manager continually monitors events and changes in circumstances that could indicate that carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, management assesses the recoverability of the assets by determining whether the carrying value of the real estate and related intangible assets will be recovered through the undiscounted future cash flows expected from the use and eventual disposition of the asset. In the event the expected undiscounted future cash flows do not exceed the carrying value, management adjusts the real estate and intangible assets to their fair value and recognizes an impairment loss. Management has determined that there has been no impairment in the carrying value of real property held by the Company during the three or nine months ended September 30, 2004.

4. DEFERRED OFFERING COSTS

Vestin Mortgage will be reimbursed by the Company for out of pocket offering costs in an amount not to exceed 2% of the gross proceeds of the offering. As of September 30, 2004, the Company had incurred approximately $869,000 of offering costs paid by Vestin Mortgage to third parties on behalf of the Company, which amounts were recorded as deferred offering costs. These deferred offering costs, primarily legal, accounting and registration fees, will be converted to membership units at a price of $10 per unit once the Company receives sufficient gross proceeds to ensure the deferred offering costs do not exceed 2% of the gross proceeds of the offering. Any future offering costs incurred by the Company will be converted to membership units in the Company up to 2% of the gross proceeds of the offering. Any additional costs exceeding the 2% will be absorbed by Vestin Mortgage.

5. ALLOWANCE FOR LOAN LOSSES

The Company maintains an allowance for loan losses on its investment in mortgage loans for estimated credit losses in the Company’s investment in mortgage loans portfolio. The Manager’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included in income when the asset is disposed of.

6. SECURED BORROWINGS

As of September 30, 2004, the Company had secured borrowings of $4.1 million related to intercreditor agreements (“Agreements”) and certain participation agreements with various loan participants (“Investors”). The Agreements provide the Company with additional funding sources for mortgage loans whereby the Investor may invest in certain loans with Vestin Mortgage, Fund I, Fund II and the Company (collectively, the “Lead Lenders”). In the event of borrower non-performance, the intercreditor agreements provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participation from the Investor for the outstanding balance of the participation plus accrued interest.

Additionally, an Investor may participate in certain loans with Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.

Mortgage loan financing under the intercreditor and participation agreements are accounted for as a secured borrowing in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

NOTE C — INVESTMENTS IN MORTGAGE LOANS

Investments in mortgage loans as of September 30, 2004 are as follows:

	Number		Weighted
Loan	Of		Average	Portfolio	Loan
Type	Loans	Balance**	Interest Rate	Percentage	To Value*
Acquisition and development	2	$2,236,463	12.55%	22.09%	60.44%
Bridge	3	5,434,968	10.01%	53.68%	32.32%
Commercial	1	815,106	11.00%	8.05%	64.10%
Construction	1	156,623	11.00%	1.55%	63.02%
Land	2	1,481,659	12.27%	14.63%	55.71%

	9	$10,124,819	11.00%	100.00%	59.17%

* Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated no greater than 12 months prior to the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

	September 30,
	2004	Portfolio
Loan Type	Balance**	Percentage
First mortgages	$10,124,819	100.00%
Second mortgages	—	0.00%

	$10,124,819	100.00%

The following is a schedule of contractual maturities of investments in mortgage loans as of September 30, 2004:

2004	$15,237
2005	4,689,851
2006	5,419,731

$10,124,819

The following is a schedule by geographic location of investments in mortgage loans as of:

	September 30,
	2004	Portfolio
	Balance**	Percentage
Arizona	$6,701,391	66.19%
California	1,015,105	10.02%
Nevada	1,408,323	13.91%
Oklahoma	1,000,000	9.88%

	$10,124,819	100.00%

** The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheet.

September 30,
2004
Balance per Loan Portfolio	$10,124,819
Less:
Allowance for Loan Losses	(72,500)

Balance per Balance Sheet	$10,052,319

The Company has six mortgage loan products consisting of bridge, commercial, construction, acquisition and development, land, and residential loans. The effective interest rates on all product categories range from 10% to 14%. Revenue by product will fluctuate based upon relative balances during the period.

At September 30, 2004, all of the Company’s loans were performing (less than 90 days past due on interest payments). The Company’s Manager periodically evaluates all loans and concluded the underlying collateral is sufficient to protect the Company. Accordingly, no specific allowance for loan losses was deemed necessary for any loans in the portfolio.

The Company’s Manager has evaluated the collectibility of the loans in light of the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. The Company’s Manager believes that a general allowance for loan losses totaling $72,500 included in the accompanying balance sheet as of September 30, 2004 is adequate to address estimated credit losses in the Company’s investment in mortgage loan portfolio as of that date.

Decisions regarding an allowance for loan losses requires management’s judgment. As a result, there is an inherent risk that such judgment will prove incorrect. In such event, actual losses may exceed (or be less than) the amount of any allowance. To the extent that the Company experiences losses greater than the amount of its allowance, the Company may incur a charge to its earnings that will adversely affect its operating results and the amount of any distributions payable to its members.

The following is a rollforward of the allowance for loan losses for the nine months ended September 30, 2004:

			Balance at
	Balance at		September 30,
Description	January 1, 2004	Provisions	2004
General Valuation
Allowance	$—	$72,500	$72,500

NOTE D — INVESTMENT IN REAL PROPERTY

During the three months ended September 30, 2004, the Company acquired an approximately 41,000 square foot office building located at 8379 West Sunset Blvd in Las Vegas, Nevada. The purchase price and related closing costs was approximately $9.8 million. As of September 30, 2004, the building was fully leased earning rental revenues of $71,645 per month. The Company provided $4,850,000 of the purchase price from its capital and borrowed $4,950,000 for the remainder of the purchase price. The Company subsequently transferred the real property to its wholly-owned subsidiary.

See Note F for further discussion.

NOTE E — LEASING ACTIVITY

Future minimum base rental income due under non-cancelable leases with customers in effect as of September 30, 2004 is as follows:

2004	$214,935
2005	859,740
2006	859,740
2007	859,740
2008	859,740
Thereafter	4,800,215

$8,454,110

NOTE F — RELATED PARTY TRANSACTIONS

For the three and nine months ended September 30, 2004, the Company recorded management fees to the Company’s Manager of approximately $11,000 and $22,000, respectively. Additionally, for the three and nine months ended September 30, 2004, the Company recorded pro rata distributions owed to the Company’s Manager of approximately $22,000 and $59,000, respectively.

As of September 30, 2004, amounts due to the Manager and Vestin Group of approximately $1.0 million are primarily related to deferred offering costs paid on behalf of the Company as well as unpaid management fees and distributions.

During the three months ended September 30, 2004, the Company acquired an office building (and subsequently transferred it to its wholly-owned subsidiary) located in Las Vegas, Nevada (the “Property”) for approximately $9.8 million, which is inclusive of $200,000 paid to the Manager for acquisition and advisory fees related to diligence and other services provided in connection with the purchase of the building. On March 31, 2003, the Company’s Manager had entered into a ten-year lease agreement whereby the Manager will rent the entire building at a rate of $71,645 per month, which shall increase by 4% each year. The Company has obtained an analysis of the terms of such lease from an independent third party, which confirms the lease rate represents a reasonable market rate reasonable to both the Company and the Manager.

The property underlying the building was originally purchased by an unrelated party from a company wholly owned by the principal stockholder and Chief Executive Officer of the Manager who has advised the Manager that he earned a profit of approximately $1 million in connection with the sale.

NOTE G — SECURED BORROWINGS

As of September 30, 2004, the Company had $4.1 million in secured borrowings pursuant to intercreditor and certain participation agreements with the related amounts included in assets under secured borrowings. For the three and nine month periods ended September 30, 2004, the Company recorded interest expense of approximately $178,000 and $537,000, respectively, related to the secured borrowings.

NOTE H — NOTE PAYABLE

Note payable consists of the following:

Balance at
September 30,
2004
10- year note payable to Morgan Stanley Capital, Inc. secured by real property, bearing interest at 5.6% per annum, payable in monthly principal and interest installments of $30,694	$4,950,000

As of September 30, 2004, the scheduled maturity of the note payable is as follows:

2004	$22,887
2005	94,815
2006	100,263
2007	106,024
2008	112,116
Thereafter	4,513,895

$4,950,000

NOTE I — RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board revised Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). The Company has evaluated its relationships and interest in entities that might be considered VIEs and concluded that no prerequisite conditions exist. Accordingly, the adoption of FIN 46 did not have an effect on the Company’s consolidated financial statements.

NOTE J — LEGAL MATTERS INVOLVING THE MANAGER

Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael Shustek, the largest shareholder and CEO of Vestin Group are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action was initiated by Desert Land, L.L.C. (“Desert Land”) on various loans arranged by Del Mar Mortgage, Inc. and/or Vestin Mortgage. On April 10, 2003, the United States

District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.

Defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney’s fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the Ninth Circuit United States Court of Appeals. The Company is not a party to the Action.

The Company’s Manager is involved in a number of legal proceedings concerning matters arising in connection with the conduct of its business activities. The Manager believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Manager believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Manager’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Manager’s net income in any particular period.

NOTE K — LEGAL MATTERS INVOLVING THE COMPANY

The staff of the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) has been conducting an informal inquiry into certain matters related to the Company, Vestin Group, Fund I and Fund II. The staff of the SEC has not identified the reasons for its inquiry, which remains ongoing as of November 15, 2004. The Company believes that it has complied with SEC disclosure requirements and has cooperated with the inquiry. The Company cannot at this time predict the outcome of the inquiry.

The Company believes that it is not a party to any pending legal or arbitration proceedings that would have a material adverse effect on the Company’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Company’s net income in any particular period.

NOTE L –SUBSEQUENT EVENTS

In accordance with Section 7.8 of the Company’s operating agreement, the Company’s Manager has completed its annual review of the value of the Company’s assets and has determined that, as a result of an increase in the value of the assets owned by the Company, the value of members capital accounts must be adjusted from $10 per unit to $10.30 per unit. As a result, new units sold by the Company on or after November 10, 2004 will be sold at $10.30 per unit. The change in valuation is primarily for tax and capital account purposes and does not reflect the change in the value of the units calculated in accordance with GAAP. Accordingly, unit prices calculated under GAAP may be different than the adjusted price per unit.

Vestin Group, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

September 30, 2004

(Unaudited)

ASSETS
Cash	$2,092,092
Accounts receivable	1,774,542
Interest receivable	4,365
Due from related parties	2,031,403
Notes receivable — related party	22,964
Investments in real estate held for sale	3,568,754
Investments in mortgage loans on real estate, net of allowance of $110,000	218,035
Other investments — related parties	3,461,149
Deferred tax asset	1,187,539
Property and equipment, net	1,399,973
Other assets	173,336

Total assets	$15,934,152

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,232,462
Due to related party	345,309
Dividend payable	38,223
Income taxes payable	1,221,352
Note payable — Fund II	1,000,000
Notes payable — related party	2,335,518
Notes payable	374,654
Capital leases payable	107,885

Total liabilities	7,655,403

Commitments and contingencies	—
Stockholders’ equity
Preferred stock, $.0001 par value; 20 million shares authorized; 458,675 shares issued and outstanding	46
Common stock, $.0001 par value; 100 million shares authorized 2,628,972 shares issued and outstanding	263
Additional paid-in capital	4,981,495
Retained earnings	3,296,945

Total stockholders’ equity	8,278,749

Total liabilities and stockholders’ equity	$15,934,152

The accompanying notes are an integral part of these statements.

Vestin Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues
Loan placement and related fees	$4,584,776	$3,000,850	$17,665,764	$15,397,362
Interest income	28,896	133,147	110,072	500,745
Gain from settlement of lawsuit	—	—	5,850,000	—
Other revenues	407,871	385,657	1,241,860	1,184,507

Total revenues	5,021,543	3,519,654	24,867,696	17,082,614

Expenses
Sales and marketing expenses	1,166,415	1,743,902	4,892,362	7,378,684
General and administrative expenses	2,951,690	3,237,067	9,822,263	10,171,400
Valuation losses on real estate held for sale	—	—	1,545,860	1,287,883
Valuation loss on purchase of rights to receive proceeds of judgment	3,565,795	—	3,565,795	—
Bad debt expense	129,017	—	210,608	715,301
Capital Contribution to Fund I	—	—	—	1,600,000
Interest expense	4,480	24,453	21,628	224,403

Total expenses	7,817,397	5,005,422	20,058,516	21,377,671

Income (loss) from operations before provision (benefit) for income taxes	(2,795,854)	(1,485,768)	4,809,180	(4,295,057)
Provision (benefit) for income taxes	(943,612)	(505,161)	1,654,448	(1,460,319)

NET INCOME (LOSS)	(1,852,242)	(980,607)	3,154,732	(2,834,738)
Preferred stock dividends	(132,231)	(224,450)	(536,742)	(703,350)

Net income (loss) applicable to common shareholders	$(1,984,473)	$(1,205,057)	$3,691,474	$(3,538,088)

Earnings (loss) per common share — Basic	$(0.73)	$(0.45)	$1.42	$(1.33)

Earnings (loss) per common share — Diluted	$(0.73)	$(0.45)	$1.03	$(1.33)

Weighted average number of common shares outstanding — Basic	2,717,561	2,654,654	2,601,798	2,661,066

Weighted average number of common shares outstanding — Diluted	2,717,561	2,654,654	3,569,158	2,661,066

The accompanying notes are an integral part of these statements.

Vestin Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2004

(Unaudited)

	Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance at January 1, 2004	897,800	$90	2,664,170	$266	(89,000)	$(544,305)	$9,767,453	$678,955	$9,902,459
Expenses related to issuance of warrants	—	—	—	—	—	—	1,856,604	—	1,856,604
Dividends paid on preferred stock	—	—	—	—	—	—	—	(536,742)	(536,742)
Purchase of treasury stock	—	—	—	—	(346,198)	(1,317,254)	—	—	(1,317,254)
Redemption of preferred stock	(439,125)	(44)	—	—	—	—	(4,789,006)	—	(4,789,050)
Retirement of treasury stock	—	—	(435,198)	(43)	435,198	1,861,559	(1,861,516)	—	—
Common stock options exercised	—	—	400,000	40			7,960	—	8,000
Net income	—	—	—	—	—	—	—	3,154,732	3,154,732

Balance at September 30, 2004	458,675	$46	2,628,972	$263	—	$—	$4,981,495	$3,296,945	$8,278,749

The accompanying notes are in integral part of these statements.

Vestin Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30, 2004	September 30, 2003
Cash flow from operating activities:
Net income (loss)	$3,154,732	$(1,854,130)
Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities:
Depreciation	190,268	62,079
Bad debt	210,608	—
Stock based compensation	1,856,604	464,151
Capital contribution to Fund I	—	1,600,000
Gain from settlement of lawsuit	(3,600,000)	—
Valuation loss on purchase of rights to receive proceeds of judgment	3,565,795	—
Provision for loan losses	—	110,000
Valuation loss on real estate held for sale	1,545,860	1,287,883
Changes in operating assets and liabilities:	—	—
Accounts receivable	397,533	278,041
Interest receivable	6,284	101,836
Due from related parties	134,652	(2,052,708)
Other assets	(29,131)	102,381
Deferred tax asset	691,989	—
Accounts payable and accrued expenses	(1,801,115)	1,273,004
Due to related party	345,309	—
Dividend payable	(36,594)	(833)
Deferred income	(2,875,000)	—
Income taxes payable	962,458	(955,158)

Net cash provided by operating activities	4,720,252	416,546

Cash flows from investing activities:
Purchase of property and equipment	(693,021)	(74,824)
Purchase of investment in real estate held for sale	—	(1,100,000)
Proceeds from sale of investment in real estate held for sale	2,955,794	—
Proceeds from payoff on note receivable	400,000	—
Proceeds from payoff on note receivable - related party	65,000	—
Purchase of other investments - related party	(324,387)	(1,449)
Proceeds from the sale of investments in mortgage loans on real estate from other related party	295,000	—
Proceeds from loan payoff	330,000	—
Proceeds from sale of investments in mortgage loans on real estate	—	8,058,939

Net cash provided by investing activities	3,028,386	6,882,666

The accompanying notes are in integral part of these statements.

Vestin Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

(Unaudited)

	For the Nine Months Ended
	September 30, 2004	September 30, 2003
Cash flows from financing activities:
Payments on lines of credit	—	(7,000,000)
Proceeds from notes payable	—	1,078,997
Payment on notes payable-related party	—	(140,415)
Payments on notes payable	(1,100,000)	—
Payments on capital leases	(52,555)	—
Common stock options exercised	8,000	15,999
Redemption of preferred stock	(4,789,050)	(100,000)
Payment of dividend on preferred stock	(536,742)	(452,178)
Purchase of treasury stock	(1,317,254)	—
Payment of dividend on common stock	—	(639,372)

Net cash used in financing activities	(7,787,601)	(7,236,969)

NET CHANGE IN CASH	(38,963)	62,243
Cash at beginning of period	2,131,055	2,523,017

Cash at end of period	$2,092,092	$2,585,260

Supplemental cash flow information:
Cash paid for federal income taxes	$—	$—

Cash paid for interest	$21,628	$199,950

Non-cash investing and financing activities:
Dividends declared on preferred stock	$38,223	$75,650

Retirement of treasury stock	$1,861,559	$—

Notes payable assumed through foreclosure	$—	$244,654

Notes payable — related parties assumed through foreclosure	$—	$802,363

Note payable related to capital contribution to Fund I	$—	$723,763

In substance receipt of amounts due from Fund I related to capital contribution in Fund I	$—	$876,237

Investments in real estate held for sale acquired through foreclosure	$—	$1,094,914

Investment in real estate held for sale acquired for investments in mortgage loans on real estate	$—	$478,829

Purchase of rights to receive proceeds of judgment	$1,000,000	$—

The accompanying notes are in integral part of these statements.

VESTIN GROUP, INC.
AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 — BASIS OF PRESENTATION

Vestin Group, Inc. (“Vestin” or “the Company”) conducts its operations primarily through Vestin Mortgage, Inc., a wholly owned subsidiary (“Vestin Mortgage”). Vestin Mortgage operates as a mortgage broker licensed in the state of Nevada. Vestin Mortgage is engaged in the brokerage and placement of commercial loans secured by real property. Vestin Mortgage’s primary operations consist of the brokerage and placement of commercial, construction, acquisition and development, land, and residential mortgage loans secured by real property as well as managing three publicly held funds, Vestin Fund I, LLC (“Fund I”), Vestin Fund II, LLC (“Fund II”), and Vestin Fund III, LLC (“Fund III”), (collectively referred to as (the “Funds”)) and an entity owned by the Company’s Chief Executive Officer, inVestin Nevada, Inc. (“inVestin”), which invest in mortgage loans. Fund III also invests in real estate. Vestin Mortgage, as manager of the Funds and inVestin Nevada will be referred to as “Manager.”

Vestin Capital, Inc., a wholly owned subsidiary of the Company, serves as the lead broker dealer on the sale of units for the Funds and also provides administrative services. Vestin Capital does not receive any commissions from the sale of units for the Funds. Rather, Vestin Capital receives an administrative fee from Vestin Mortgage related to the maintenance of investor files and general investor services.

Vestin Advisors, Inc., a wholly owned subsidiary of the Company, is a licensed trust company in the state of Nevada that serves as a custodian for individual retirement accounts of investors in Vestin products.

JLS Advertising, a wholly owned subsidiary of the Company, is an advertising company formed solely for the purposes of providing advertising buying power for the Company’s marketing efforts. There was no specific operating activity in this company during the three months ended September 30, 2004 and 2003.

The Company operates in one business segment.

The interim consolidated financial statements present the balance sheet, statements of operations, stockholders’ equity and cash flows of Vestin and its subsidiaries. The interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

The interim consolidated financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of September 30, 2004 and the results of operations and cash flows presented herein have been included in the consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial statements should be read in conjunction with the Company’s Form 10-KSB/A and Form 10-KSB/A-2 for the year ended December 31, 2003.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include expected useful lives of property and equipment, allowance for accounts receivable, allowances for investments in mortgage loans on real estate, and valuations of real estate held for sale. Changes in facts and circumstances may result in revised estimates, which are recorded in the period in which they become known.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue primarily from loan placement fees, loan servicing fees and extension fees. Loan placement fees are generally recorded as revenue at the close of escrow and reduced by direct loan placement costs on loans which the Company has not recorded as investments in mortgage loans on its financial statements.

Typically, deeds of trust related to loans placed are initially in the Company’s name to facilitate the loan placement process. Upon arranging a funding source for such loans, the deeds of trust are assigned to the respective investor (i.e., the Funds). Loan servicing fees are recorded as revenue when such services are rendered. Servicing fees represent the interest spread between what is paid to the investor and what the borrower pays for the use of the money, which can vary from loan to loan. Servicing costs approximate servicing fees and therefore, the Company has not recognized a servicing asset or liability. Extension fees are generally recorded as revenue at the extension grant date.

Interest income on investments in mortgage loans on real estate is recorded when earned. The Company does not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

Investments in Real Estate Held for Sale

Real estate held for sale includes real estate acquired through foreclosure and is carried at the lower of cost or the property’s estimated fair value, less estimated costs to sell. The Company seeks to sell properties acquired through foreclosure as quickly as circumstances permit.

Investments in Mortgage Loans on Real Estate

Investments in mortgage loans are secured by trust deeds and mortgages. Generally, the Company’s mortgage loans require interest only payments, either through payments or decrease of an interest reserve, with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals, which may be commissioned by the borrower, are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often drastically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

Allowance for Loan Losses

The Company maintains an allowance for loan losses on its investment in mortgage loans for estimated credit impairment in the Company’s investment in mortgage loans portfolio. The Company’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors including, but not limited to, estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance or included in income when the asset is disposed of.

Income taxes

The Company accounts for its income taxes using the liability method, which requires recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 3 — STOCK-BASED COMPENSATION

The Company has stock-based compensation plans covering the majority of its employees, a plan covering the Company’s Board of Directors, and plans related to employment contracts with certain executive officers of the Company. The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense is recognized for fixed option plans because the exercise prices of employee stock options equal or exceed the market prices of the underlying stock on the dates of grant.

Under APB 25, compensation cost is recognized for stock options granted to employees when the option is less than the market price of the underlying common stock on the date of grant. SFAS No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation” and SFAS No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” require disclosures as if the Company had applied the fair value method to employee awards rather than the intrinsic value method. The Company has determined that it will not adopt SFAS No. 123 to account for employee stock options using the fair value method. The fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from the Company’s stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company’s fair value calculations for awards from stock option plans were made using the Black-Scholes option pricing model.

The following table represents the effect on net income (loss) and income (loss) per share if the Company had applied the fair value based method and recognition provisions SFAS 123 to stock-based employee compensation:

	For the nine months ended
	September 30,	September 30,
	2004	2003
Net income (loss), as reported	$3,154,732	$(2,834,738)
Add: Stock-based compensation expense included in reported income (loss), net of related tax effects	1,856,604	459,510
Deduct: Total stock-based compensation expense determined under fair value based methods for all awards, net of related tax effects	(255,578)	(1,176,684)

Pro forma net income (loss)	$4,755,758	$(3,551,912)

Net income (loss) per common share
Basic income (loss), as reported	$1.42	$(0.66)

Basic income (loss), pro forma	$1.83	$(0.79)

Diluted income (loss), as reported	$1.03	$(0.66)

Diluted income (loss), pro forma	$1.33	$(0.79)

As required, the pro forma disclosures above include options granted since January 1, 1995. Consequently, the effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures. For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period.

NOTE 4 — RELATED PARTY TRANSACTIONS

Notes receivable — In 2000, the Company loaned a former employee approximately $251,000 to enable him to operate, develop and grow a California real estate loan fund. The Company does not have any affiliations with the California real estate loan fund. The loan is unsecured but is a full recourse loan. The interest rate of 10% is payable on a semi-annual basis and the loan was extended to December 31, 2004. As of September 30, 2004 the principal balance on this loan was $22,964.

Due from related parties totaling $2,031,403 as of September 30, 2004 are comprised of the following:

Amounts due from Fund I totaling $657,134 relate to management fees, earnings on units in Fund I, and reimbursable expenses. Amounts due from Fund I bear no interest and are due on demand.

Amounts due from Fund II totaling $925,745 relate to management fees, earnings on units in Fund II, and reimbursable expenses. Amounts due from Fund II bear no interest and are due on demand.

Amounts due from Fund III totaling $81,123 relate to management fees and earnings on the Company’s investment in Fund III. Amounts due from Fund III bear no interest and are due on demand.

Advances to C-5, LLC totaling $257,200 relate to various expenses paid for travel related to an aircraft usage agreement as discussed below.

Amounts due from the majority stockholder and Chief Executive Officer of the Company totaling $14,316 related to various advances and legal costs paid by Vestin Mortgage on his behalf.

Amounts due from inVestin totaling $95,885 related to management fees earned by Vestin Mortgage. Such amounts bear no interest and are due on demand. In October 2002, inVestin, a corporation wholly-owned by the Chief Executive Officer of the Company, was created as an additional funding source for the Company to raise $100,000,000 through the sale of subordinated notes to Nevada residents. Vestin Mortgage has entered into an agreement to provide management services to inVestin whereby Vestin Mortgage will receive a monthly management fee equal to the first four percent (4%) of revenues earned by the Company above the average aggregate interest paid to the debenture holders. For the three and nine months ended September 30, 2004, Vestin Mortgage earned $32,881 and $84,938, respectively, related to the agreement.

Due to related party totaling $345,309 as of September 30, 2004 is comprised of the following:

Amounts due to inVestin totaling $218,654 related to loan origination fees shared by inVestin during the three months ended September 30, 2004 pursuant to the agreement to provide management services which states that inVestin will receive a pro-rata share of the origination fees charged on loan in which it participates.

Amounts due to Fund III for September rent totaling $71,645 as further discussed below.

Amounts due to a law firm in which the Secretary of the Company has an equity ownership interest totaling $55,010.

Other investments — related parties totaling $3,461,149 as of September 30, 2004 comprised of the following:

The Company’s investments in units of the Funds totaling $3,026,774.

Investments in collateralized mortgage obligations which are controlled by a company wholly owned by the Company’s Chief Executive Officer totaling $434,375.

During the three-month periods ended September 30, 2004 and 2003, the Company paid $271,502 and $141,000, respectively, for legal fees to a law firm in which the Secretary of the Company has an equity ownership interest. During the nine-month periods ended September 30, 2004 and 2003, the Company paid $749,681 and $670,000, respectively, for legal fees to a law firm in which the Secretary of the Company has an equity ownership interest.

During the three months ended September 30, 2004 the Company received $200,000 as an acquisition and advisory fee related to due diligence and other services provided in connection with the purchase of real property by Fund III.

The Company’s Chief Financial Officer and Tax Manager are equity owners in L.L. Bradford & Company, LLC, a Certified Public Accounting firm (“L.L. Bradford”). For the three-month periods ended September 30, 2004 and 2003, approximately $180,233 and $84,000, respectively, was paid to L.L. Bradford for accounting and consulting services provided to the Company. For the nine-month periods ended September 30, 2004 and 2003, approximately $448,806 and $180,000, respectively, was paid to L.L. Bradford for accounting and consulting services provided to the Company.

For the three-month periods ended September 30, 2004 and 2003, the Company recorded revenues of approximately $16,000 and $20,000, respectively, from its investment in Fund I as a result of distributions declared during those periods. For the nine-month periods ended September 30, 2004 and 2003, the Company recorded revenues of approximately $45,000 and $72,000, respectively, from its investment in Fund I as a result of distributions declared during those periods. Vestin Mortgage, as the manager, is entitled to a monthly management fee of up to 0.25% of the aggregate capital contributions to Fund I. During the three month periods ended September 30, 2004 and 2003, Vestin Mortgage recorded management fees from Fund I of approximately $64,000 for both periods. During the nine-month periods ended September 30, 2004 and 2003, Vestin Mortgage recorded management fees from Fund I of approximately $191,000 and $190,000, respectively. All of the foregoing management fees and distributions are reflected as a due from party on the balance sheet.

For the three-month periods ended September 30, 2004 and 2003, the Company recorded revenues of approximately $16,000 and $25,000, respectively, from its investment in Fund II as a result of distributions declared during those periods. For the nine-month periods ended September 30, 2004 and 2003, the Company recorded revenues of approximately $52,000 and $94,000, respectively, from its investment in Fund II as a result of distributions declared during those periods. Vestin Mortgage as the manager is entitled to a monthly management fee of up to 0.25% of the aggregate capital contributions to Fund II. During the three month periods ended September 30, 2004 and 2003, Vestin Mortgage recorded management fees from Fund II approximating $258,000 and $253,000, respectively. During the nine-month periods ended September 30, 2004 and 2003, Vestin Mortgage recorded management fees from Fund II approximating $773,000 and $696,000, respectively. All of the foregoing management fees and distributions are reflected as a due from party on the balance sheet.

During the three months ended September 30, 2004, the Company purchased from Fund II, the right to receive the proceeds of a personal loan guarantee related to a foreclosed loan for $3,565,795. The Board of Directors of the Company approved the transaction. Because of the uncertainties inherent with litigation and enforcement of judgments, the Company elected to write off the full amount paid for the right to receive the proceeds of the loan guarantee. A summary judgment motion was filed in the U.S. District Court for the Southern District of Texas seeking a judgment against the loan guarantors. To date, a ruling on the motion has not been rendered. If the summary judgment motion is not granted, the Company will proceed to litigate the matter in the U.S. District Court. The Company believes a judgment will ultimately be ordered and that it will collect the full amount of the loan guarantee plus accrued interest.

Vestin Mortgage, as the manager of Fund III, is entitled to a monthly management fee of up to 0.25% of the aggregate capital contributions to Fund III. During the three and nine months ended September 30, 2004, Vestin Mortgage recorded management fees from Fund III of approximately $22,000 and $59,000, respectively. For the three and nine month periods ended September 30, 2004, the Company recorded revenues of approximately $6,000 and $22,000, respectively, from its investment in Fund III as a result of distributions declared during those periods. All of the foregoing management fees and distributions are reflected as a due from party on the balance sheet.

The Company placed approximately $48.4 million and $50.8 million in mortgage loans in the three month periods ended September 30, 2004, and 2003, respectively. The Company placed approximately $268.5 million and $203.4 million in mortgage loans in the nine-month periods ended September 30, 2004, and 2003, respectively. These loans were primarily funded by Fund I and Fund II.

During the three and nine month periods ended September 30, 2004, the Company paid approximately $293,500 and $732,000 to C5, LLC, a company wholly owned by the Company’s Chief Executive Officer, pursuant to an Aircraft Usage Agreement. The agreement allows the Company to use an airplane on a preferred basis over any other proposed user. The Company used the airplane primarily for marketing and lending activities. The Company is required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. The Company is required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The terms of the agreement were approved by the Company’s Board of Directors. The Company believes based upon a review of aircraft rental rates that the terms of the Aircraft Usage Agreement are fair and reasonable to the Company.

On August 21, 2002, the Company’s Board of Directors determined to seek new premises for the offices of the Company. The Board of Directors determined that the Company was not interested in purchasing a building. The Chief Executive Officer (“CEO”) of the Company advised the Board of Directors that he would be interested in acquiring a property which might be suitable to lease to the Company as its new premises. The Board of Directors agreed that the CEO could pursue such an opportunity providing that lease rates and other terms of the lease agreement were at market standards. On March 15, 2003, the CEO, through a wholly owned company, acquired unimproved real estate located in Las Vegas, Nevada. On March 31, 2003, the CEO sold the company, which owned the real estate in Las Vegas. The CEO has advised the Company that he made a profit of approximately $1.0 million in connection with the sale. The unrelated party proceeded to build an approximately 41,000 square foot office building on the site. On March 31, 2004, the Company entered into a ten year triple net lease, which took effect August 1, 2004. The lease rate is $1.75 per square foot, or an aggregate monthly rental of $71,645. In May 2004, Fund III entered into an agreement to purchase the building. Accordingly, Fund III is the Company’s owner and lessor. Vestin Mortgage obtained a review of the lease terms by an independent third party which concluded that the lease rate represents a market rate reasonable to both parties.

NOTE 5 — INVESTMENTS IN MORTGAGE LOANS ON REAL ESTATE

As of September 30, 2004 the Company had investments in mortgage loans on real estate totaling $218,035, net of allowance. All outstanding mortgage loans were current and performing according to their terms. No outstanding mortgage loans were past due with respect to payment of interest at September 30, 2004. See Note 6 for information with respect to properties acquired through foreclosure on certain defaulted mortgage loans. Management has evaluated the collectibility of the loans in foreclosure in light of the category and dollar amounts of such loans, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Due to economic uncertainties and historical loss experience, the Company’s management has established a reserve for inherent losses in the portfolio totaling $110,000 based on the Company’s policies and procedures regarding the valuation of its investments in mortgage loans on real estate.

Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

NOTE 6 — INVESTMENTS IN REAL ESTATE HELD FOR SALE

At September 30, 2004, the Company had various properties with a carrying value totaling $3,568,754, which were acquired through foreclosure and recorded as investments in real estate held for sale. These properties secure specific notes payable as discussed in Notes 7 and 8. Such investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell, based on appraisals and knowledge of local market conditions. It is not the Company’s intent to invest in or hold on to real estate acquired through foreclosure. The Company seeks to sell properties acquired through foreclosure as quickly as circumstances permit.

		Adjusted
Description	% of ownership	Carrying value
Raw land in Utah*	100%	$1,650,000
Raw land in Las Vegas, Nevada	100%	490,000
Raw land in Las Vegas, Nevada	100%	343,840
30-unit condominium project in Las Vegas, Nevada	83%	1,084,914

Total		$3,568,754

*This property is subject to a lien related to a Special Improvement District (“SID”) which is not due and payable until such time as the Company sells the property to a third party. If the Company begins development on the property, the costs related to the SID will be assessed to the buyers of each individual parcel resulting in no gain or loss to the Company.

The carrying values of real estate held for sale are assessed on a regular basis from management assessments, comparable sales values or purchase offers. Below is a rollforward of investments in real estate held for sale for the three months ended September 30, 2004:

					Balance at
	Balance at			Valuation	September 30,
Description	June 30, 2004	Acquisitions	Sales	Adjustments	2004
Raw land in Utah	$1,650,000	$—	—	$—	$1,650,000
Raw land in Las Vegas, Nevada (1)	500,000	—	—	(10,000)	490,000
Raw land in Las Vegas, Nevada	343,840	—	—	—	343,840
30-unit condominium project in Las Vegas, Nevada	1,084,914	—	—	—	1,084,914
Raw land in Mesquite, Nevada (1)	3,500,000	—	(3,500,000)	—	—

Total	$7,078,754	$—	$(3,500,000)	$(10,000)	$3,568,754

(1) Sales for the third quarter 2004:

During May 2004 the Company entered into an agreement to sell raw land in Las Vegas, Nevada for $6.2 million. Prior to quarter end, $10,000 was released from escrow representing an early release of funds. The transaction is expected to be finalized during the second quarter of 2005.

During July 2004 the Company sold raw land in Mesquite, Nevada for $3,500,000 which approximated the Company’s carrying value of this asset. Therefore, no gain or loss was recorded on the sale.

NOTE 7 — NOTES PAYABLE

Notes payable as of September 30, 2004, consists of promissory notes totaling $374,654 to various parties related to foreclosed real estate properties. The related properties were formerly collateral for loans placed by the Company. Through foreclosure, the Company acquired the properties subject to the debt owed to the existing trust deed holders. The Company is not required and does not intend to pay interest on these notes.

NOTE 8 — NOTES PAYABLE — RELATED PARTY

Notes payable — related party totaling $2,335,518 as of September 30, 2004, consists of the following:

Note payable to a company solely owned by the Company’s Chief Executive Officer totaling $158,000 related to developed parcels of land. Since the Company acquired the properties through foreclosure, it is not required and does not intend to pay interest on this note.

Note payable to an entity controlled by the Company’s Chief Executive Officer totaling $569,061 related to vacant land. Since the Company acquired the properties through foreclosure, it is not required and does not intend to pay interest on this note.

Note payable to entities controlled by the Company’s Chief Executive Officer totaling $806,094 related to vacant land. Since the Company acquired the properties through foreclosure, it is not required and does not intend to pay interest on this note.

Notes payable to entities controlled by the Company’s Chief Executive Officer totaling $541,901 related to an apartment complex. Since the Company acquired the properties through foreclosure, it is not required and does not intend to pay interest on this note.

Notes payable to entities controlled by the Company’s Chief Financial Officer totaling $260,462 related to an apartment complex. Since the Company acquired the properties through foreclosure, it is not required and does not intend to pay interest on this note.

NOTE 9 — NOTE PAYABLE — FUND II

During the three months ended September 30, 2004, the Company purchased from Fund II the right to receive the proceeds of a personal loan guarantee related to a foreclosed loan for $3,565,795. The Company paid cash of $2,565,795 and issued a promissory note for $1,000,000 for the balance. The note bears interest at 8%, is payable in quarterly interest only installments of $20,000, and matures in August 2005.

NOTE 10 — DIVIDENDS PAYABLE

In September 2004, the Company declared a cash dividend to preferred stockholders of approximately $0.08 per share that was paid in October 2004.

NOTE 11 — PREFERRED STOCK

During the three and nine months ended September 2004, the Company redeemed 189,125 and 439,125 shares of its Series A convertible preferred stock for $2,039,050 and $4,789,050, respectively.

NOTE 12 — TREASURY STOCK

During the nine months ended September 30, 2004, the Company purchased 346,198 shares of its common stock for $1,317,254. Additionally, as of September 30, 2004, all treasury stock purchased has been retired.

NOTE 13 — STOCK SPLIT

In July 2004, the Company’s Board of Directors adopted a resolution whereby it approved a 2-for-1 reverse stock split of the issued and outstanding shares of common stock. Accordingly, the accompanying financial statements have been retroactively restated to reflect the 2-for-1 reverse stock split as if the stock split occurred since inception.

NOTE 14 — EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share exclude the effects of dilution and are computed by dividing net income (loss) available to common stockholders adjusted for dividends to preferred stockholders by the weighted average amount of common stock outstanding for the periods. Diluted earnings (loss) per share reflect the potential dilution that may occur if options, convertible preferred stock or other contracts to issue stock were exercised or converted into common stock. During the three months ended September 30, 2004 and 2003, basic and diluted earnings per share included adjustments for dividends to preferred shareholders of $132,231 and $536,742, respectively. For the three months ended September 30, 2004, the company sustained a loss. Therefore no options or warrants were deemed dilutive and were excluded from the computation of diluted earnings per share. For the nine months ended

September 30, 2004, options and warrants to purchase 1,812,872 shares, respectively, of common stock were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

NOTE 15 — RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities, and activities of another entity. In December 2003, the FASB revised Interpretation No. 46 also referred to an Interpretation 46 (R) (“FIN 46 (R)”). The objective of this interpretation is not to restrict the use of variable interest entities but to improve financial reporting by companies involved with variable interest entities. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. This interpretation changes that, by requiring a variable interest entity to be consolidated by a company only if that company is subject to a majority of the entity’s residual returns or both. The Company is required to apply FIN 46 as revised, to all entities subject to it no later than the end of the first reporting period ending after March 15, 2004. However, prior to the required application of FIN 46, as revised, the Company shall apply FIN 46 or FIN 46 ® to those entities that are considered to be special-adoption of this interpretation did not have a material effect on the Company’s consolidated financial statements.

In October 2003, the American Institute of Certified Public Accountants issued SOP 03-3 Accounting for Loans or Certain Debt Securities Acquired in a Transfer (“SOP 03-3”). SOP 03-3 applies to a loan with the evidence of deterioration of credit quality since origination acquired by completion of a transfer for which it is probable at acquisition, that the Company will be unable to collect all contractually required payments receivable. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 31, 2004. The Company does not expect SOP 03-3 to have a material impact on its consolidated financial position or results of operations.

NOTE 16 — LEGAL MATTERS

Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc., a company wholly owned by Michael Shustek, the largest stockholder and CEO of Vestin Group, are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. et al (the “Action”). The Action was initiated by Desert Land, L.L.C. (“Desert Land”) on various loans arranged by Del Mar Mortgage, Inc. and/or Vestin Mortgage. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) entered judgment jointly and severally in favor of Desert Land against Vestin Group, Vestin Mortgage and Del Mar Mortgage, Inc. Judgment was predicated upon the Court’s finding that Del Mar Mortgage, Inc. received an unlawful penalty fee from the plaintiffs.

Defendants subsequently filed a motion for reconsideration. The Court denied the motion and, on August 13, 2003, held that Vestin Group, Vestin Mortgage, and Del Mar Mortgage, Inc. are jointly and severally liable for the judgment in the amount of $5,683,312 (which amount includes prejudgment interest and attorney fees). On August 27, 2003, the Court stayed execution of the judgment against Vestin Group and Vestin Mortgage based upon the posting of a bond in the amount of $5,830,000. Mr. Shustek personally posted a cash bond without any cost or obligation to Vestin Group and Vestin Mortgage. Additionally, Del Mar Mortgage, Inc. has indemnified Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Action, and Mr. Shustek has guaranteed the indemnification with his cash bond. On September 12, 2003, all of the defendants held liable to Desert Land appealed the judgment to the United States Court of Appeals for the Ninth Circuit.

The staff of the Pacific Regional Office of the Securities and Exchange Commission (“SEC”) has been conducting an informal inquiry into certain matters related to the Company, Fund I, Fund II and Fund III. The staff of the SEC has not identified the reasons for its inquiry, which remains ongoing as of November 15, 2004. We believe that we have complied with SEC disclosure requirements and have cooperated with the inquiry. We cannot at this time predict the outcome of the inquiry.

On May 30, 2003, Vestin Mortgage filed a civil action for damages against First American Title Company in the Utah Third District Court (Case No. 030912242) for various causes of action in connection with First American Title Company’s alleged failure to note in its title report a bond assessment on certain foreclosed land in Utah. First

American Title Company subsequently filed for dismissal and the case was dismissed on November 5, 2003. On March 2, 2004, Vestin Mortgage appealed the judgment to the Utah Court of Appeals.

During the three months ended September 30, 2004, the Company purchased from Fund II, the right to receive the proceeds of a personal loan guarantee related to a foreclosed loan for $3,565,795. A summary judgment motion was filed in the U.S. District Court for the Southern District of Texas (Case No. H-03-5071) seeking a judgment against the loan guarantors. To date, a ruling on the motion has not been rendered. If the summary judgment motion is not granted, the Company will proceed to litigate the matter in the U.S. District Court.

The Company and its subsidiaries are involved in a number of legal proceedings concerning matters arising in connection with the conduct of their business activities. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Company believes that it is not a party to, nor are any of its subsidiaries the subject of, any pending legal or arbitration proceedings that would have a material adverse effect on the Company’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Company’s net income in any particular period.

NOTE 17 — COMMITMENTS AND CONTINGENCIES

Intercreditor agreements provide the Company additional funding sources for mortgage loans whereby a third party investor (the “Investor”) may participate in certain mortgage loans with the Company and/or the Funds (collectively the “Lead Lenders”). In the event of borrower non-performance, the intercreditor agreements provide that the Lead Lenders must repay the Investor’s loan amount either by (i) continuing to remit to the Investor the interest due on the participated loan amount; (ii) substituting an alternative loan acceptable to the Investor; or (iii) repurchasing the participated loan amount from the Investor for the outstanding balance plus accrued interest.

Additionally, an Investor may participate in certain loans with Lead Lenders through participation agreements. In the event of borrower non-performance, the participation agreement allows the Investor to be repaid up to the amount of the Investor’s investment prior to the Lead Lenders being repaid.

As of September 30, 2004, funds being used under intercreditor and participation agreements where the Company has potential obligations as defined above totaled $42.9 million.

NOTE 18 — SUBSEQUENT EVENTS

Mr. Shustek, the Company’s Chairman, Chief Executive Officer and President, has filed a statement on Schedule 13E-3 with the Securities and Exchange Commission (“SEC”) on August 23, 2004 and an amendment on September 30, 2004. Mr. Shustek has entered into privately negotiated purchase agreements to acquire an aggregate of 52,341 shares of the Company’s Common Stock from certain stockholders of the Company. Consummation of such proposed purchases are subject to certain conditions, including the dissemination of an amended Schedule 13E-3 to all stockholders of the Company. The consummation of such purchases by Mr. Shustek may cause the Company to no longer meet the requirements for listing on the Nasdaq SmallCap Market. In addition, such purchases by Mr. Shustek may lead the Company to de-register with the SEC. However, the Company cannot assure you that such purchases will be consummated or that the Company will de-register with the SEC.

EXHIBIT B

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, AN INVESTOR IS NOT WAIVING

ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

SUBSCRIPTION INSTRUCTIONS

A.     Completion of Subscription Agreement

      (1) Subscription and related undertakings, representations and warranties: Please read carefully pages B-1 to B-5.

•	Initial each representation contained in Section 3 on pages B-2 and B-3.

•	Indicate in section 10 on page B-4 whether you want to reinvest distributions by purchasing additional units.

•	Indicate in section 11 on page B-5 how you will own the units.

      (2) Questionnaire(s):

•	Individual Subscribers. Complete page B-6.

•	Entities other than Employee Benefit Plans. Complete page B-7.

•	Employee Benefit Plans. Complete pages B-8 and B-9.

      (3) Registration information. Complete all information on page B-10.

      (4) Signature page. Complete and sign page B-11.

      (5) Existing members only (for use after initial acquisition of units). After acquiring units, you only have to complete the one page form entitled “Additional Subscription Request” at page B-12.

B.     Payment. All subscriptions should be for at least $1,000, corresponding to a minimum of 100 units (some states may have higher minimum requirements).

Payment by Bank Check or Certified Check:	Make payable to the order of “VESTIN FUND III, LLC”

Payment by Wire Transfer:	VESTIN FUND III, LLC Account No. Bank Routing No. 121201694

C.     Questions. If you have any questions in completing this Subscription Agreement, please call Vestin Capital Inc. at (702) 876-1143.

D.     Return of Documents. The Subscription Agreement should be returned to the following address:

Vestin Mortgage, Inc.

8379 West Sunset Road
Las Vegas, NV 89113

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, AN INVESTOR IS

NOT WAIVING ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

(APPLICABLE TO ALL STATES EXCEPT FOR MINNESOTA AND MICHIGAN)

VESTIN FUND III, LLC

      1.     Subscription. The undersigned investor (“Investor”) hereby applies to become a member in VESTIN FUND III, LLC, a Nevada limited liability Company (the “Company”). The Investor subscribes $                              for the purchase of           units of limited liability interest in the Company (the “Units”), the price being $10.30 per Unit (with a 100 Unit minimum purchase). The undersigned agrees to purchase the number of Units stated above in accordance with the terms and conditions of the Operating Agreement (the “Operating Agreement”), a copy of which is found at Exhibit A of the prospectus of the Company to which this agreement forms Exhibit B (the “Prospectus”). The Units which the Investor offers to purchase shall not be deemed issued to, or owned by, the Investor until: (a) the Investor has fully paid by certified or bank check or by wire transfer for such units, and (b) the Manager has in its sole discretion accepted all or any portion of Investor’s offer of purchase.

      2.     Payment of Subscription. The amount of the Investor’s subscription set forth above either (a) has already been delivered by wire transfer, to the account set forth below, or (b) is enclosed in the form of a certified or bank check.

      The Investor acknowledges that the Manager can accept or reject all or any part of this subscription in its sole discretion, and that this offering may be terminated at any time by the Manager. If the Investor’s subscription is rejected in part, the funds delivered herewith, to the extent the application is so rejected, will be returned to Investor as soon as practicable without interest or deduction, except to the extent of any interest actually earned.

      The offering by the Company will continue to seek to distribute a total of 10,000,000 units for $102,456,322 (excluding 2,000,000 units allocated to the Distribution Reinvestment Plan).

      3.     Representations by the Investor. The Units as an investment involve a high degree of risk. Please read the “Risk Factors” beginning on page 14 of the Prospectus. In connection with the Investor’s investment described in Section 1 of this Subscription Agreement, the Investor represents and warrants to the Company and any relevant broker-dealers that the Investor:

      PLEASE CONFIRM THE REPRESENTATIONS SET FORTH IN SECTIONS 3(a), 3(b) AND 3(c) AND 3(d)-3(j) BELOW BY PLACING YOUR INITIALS IN THE BLANKS FOLLOWING EACH REPRESENTATION.

(a) has received the Prospectus five (5) days prior to the date of this Subscription Agreement;

(b) acknowledges that no federal or state agency has made any finding or determination as to the fairness for public investment in, nor any recommendation nor endorsement of, the Units;

(c) Illiquid Investment: acknowledges that it may not be possible readily to liquidate this investment;

(d) meets the following criteria:

(i) if financial suitability standards (i.e., based on net worth or income levels) are provided in Appendix A to this Subscription Agreement for the state in which the Investor is domiciled, the undersigned meets those financial suitability standards; or

(ii) If no financial suitability standards are included in Appendix A for the state in which the investor is domiciled, one of the following is true:

(A) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $45,000, and an annual gross income of at least $45,000; or

(B) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $150,000; or

(C) the undersigned is purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above; and

(e) is under no disability with respect to entering into a contractual relationship with the Company, and, if the Investor is an individual, has attained the age of majority (as established in the state in which domiciled);

(f) if a trustee, is the trustee for the trust on behalf of which it is purchasing the units, and has due authority to purchase Units on behalf of the trust;

(g) fully indemnifies and holds harmless the Company, the Manager, and its affiliates from any and all claims, actions, causes of action, damages, and expenses (including legal fees and expenses) whatsoever which may result from a breach of any of the representations by Investor contained herein;

(h) acknowledges that they have been advised to read the risk factors set forth in the Prospectus and to determine whether the investment corresponds to those stated in the Prospectus;

(i) understands that the Company intends to be taxed as an association (partnership) and not as a corporation, and that, among other things, this may result in taxes being payable by the Investor even though the Company may not have distributed cash to the Investor;

(j) understands that an investment in the Company will not, in itself, create a retirement plan (as defined in the Internal Revenue Code of 1986, as amended) for any investor and that, in order to create a retirement plan, an investor must comply with all applicable provisions of the Code.

      4.     Purchase by Fiduciary. If the Investor is purchasing the Units subscribed for hereby in a fiduciary capacity, the above representations and warranties are to be deemed to have been made on behalf of the person(s) for whom the Investor is so purchasing except that such person(s) need not be over 18 years of age.

      5.     Adoption of Operating Agreement. The Investor hereby adopts, accepts, and agrees to be bound by all terms and provisions of the Operating Agreement (Exhibit A to the Prospectus) and to perform all obligations therein imposed upon a member with respect to Units to be purchased. By signing and completing the signature page of this Subscription Agreement, the undersigned agrees to become a Member in the Company upon acceptance of this Subscription Agreement by the Manager on behalf of the Company, and to pay the subscription price in full.

      6.     Limitation on Assignment. The Investor acknowledges that the Units may be assigned only as provided in the Operating Agreement and further acknowledges the restrictions on the Company’s repurchase or the Investor’s resale, transfer, or assignment of the Units set forth in the Operating Agreement and as described in the Prospectus.

      7.     Special Power of Attorney. The Investor hereby makes, constitutes, and appoints the Manager of the Company to be such person’s true and lawful attorney-in-fact with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file, as necessary or appropriate:

(a) the Operating Agreement and the Articles of Organization, as well as any and all amendments thereto required under the laws of the State of Nevada or of any other state or which the Manager deems advisable to prepare, execute and file;

(b) any other certificate, instrument or document, including Fictitious Business Name Statements, which may be required to be filed by the Company by any governmental agency or by the laws of any state or other jurisdiction in which the Company is doing or intends to do business, or which the Manager deems advisable to file; and

(c) any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted member, or the dissolution and termination of the Company, provided such continuation, admission, or dissolution and termination are in accordance with the terms of the Operating Agreement.

The foregoing grant of authority:

(i) is a Special Power of Attorney coupled with an interest, is irrevocable, survives the death of the Investor and shall not be affected by the subsequent incapacity of the Investor;

(ii) may be exercised by the Manager for each member by a facsimile signature of or on behalf of the Manager or by listing all of the members and by executing any instrument with a single signature of or on behalf of the Manager, acting as attorney-in-fact for all of them; and

(iii) shall survive the delivery of an assignment by a member of the whole or any portion of his interest; except that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted member, the Special Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling such person to execute, acknowledge, and file any instrument necessary to effect such substitution.

      8.     Notification of Manager. The Investor agrees to notify the Manager immediately if any of the foregoing statements made herein shall become untrue.

      9.     Operating Agreement Governs. In the event of any conflict between the provisions of the Operating Agreement and any instrument or document executed, acknowledged, filed or recorded by the Manager pursuant to this special power of attorney, the Operating Agreement will govern.

      10.     Reinvestment of Distributions. The Company maintains a Distribution Reinvestment Plan (the “Plan”) under which distributions of income of the Company may be reinvested for the purchase of additional Units, rather than being received in cash. See Prospectus, under “Summary of Operating Agreement, Rights of Members and Description of Units-Distribution Reinvestment Plan.” So long as Investor meets the suitability standards established by the Company and by the securities law administrator of the state in which Investor is domiciled, and subject to possible suspension or termination of the Plan by the Manager, as set forth in the Operating Agreement, the Investor will continue to participate in the Plan. The Investor may change his election at any time by written notice to the Company. Please choose one or the other of the two options by a check mark in the appropriate blank. If you check neither blank, you will be considered to have elected to receive your distributions in cash (Option B).

      Please Place Your Initials Next to the Appropriate Item:

A.	Investor elects to participate in the Plan and receive additional Units rather than cash as distributions of Net Income from the Company.

B.	Investor elects not to participate in the Plan and to receive distributions of Net Income in cash.

      11.     Ownership of Units. The Investor’s Units will be owned and should be shown on the Company’s records as follows:

Check one:	☐	Individual Ownership
	☐	Joint Tenants with Right of Survivorship (all parties must sign)
	☐	Tenants in Common (all parties must sign)
	☐	Community Property (one signature required)
	☐	Custodian
	☐	Trust
	☐	Corporation
	☐	Partnership/ Limited Liability Company
	☐	Nonprofit Organization
	☐	IRA
	☐	Employee Benefit/ Profit Sharing Plans

      If you have any questions in completing this Subscription Agreement, please call

Vestin Capital, Inc. at

(702) 876-1143

or Vestin Mortgage, Inc. at

(702) 227-0965

INDIVIDUAL INVESTORS MUST COMPLETE THIS PAGE

Name:	Co-Subscriber’s Name:

Date of Birth:	Co-Subscriber’s Date of Birth:

Occupation:	Co-Subscriber’s Occupation:

Marital Status (check one): Single ☐ Married ☐	Marital Status (check one): Single ☐ Married ☐
Citizenship: U.S. ☐ Other ☐	Citizenship: U.S. ☐ Other ☐

Investment Objective:

Preservation of capital and monthly income distributions ☐ (check)

Other (please explain)

Investor’s Financial Status and Suitability:

      Investor’s Net Worth, exclusive of home, furnishings, and automobiles (check appropriate range):

☐ under $45,000	☐ $45,000-$49,999	☐ $50,000-$59,999
☐ $60,000-$64,999	☐ $65,000-$124,999	☐ $125,000-$149,999
☐ $150,000-$199,999	☐ $200,000-$224,999	☐ $225,000-$249,999
☐ $250,000 or greater

      Investor’s Annual Income (check appropriate range)

☐ under $45,000	☐ $45,000-$49,999	☐ $50,000-$59,999
☐ $60,000-$64,999	☐ $65,000-$124,999	☐ $125,000-$149,999
☐ $150,000-$199,999	☐ $200,000-$224,999	☐ $225,000-$249,999
☐ $250,000 or greater

Describe your investments in the last five years and discuss who made the relevant investment decisions (you, your financial adviser, broker, accountant or attorney):

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

Are you subject to any regulatory or other constraints that may preclude or limit your participation in any potential Company investment?     ☐ YES          ☐ NO

If yes, please describe:

LEGAL ENTITIES (NON-BENEFIT PLANS)

TO COMPLETE THIS PAGE

Name of Investor:

Type of Legal Entity:

☐ corporation (if so, provide jurisdiction of incorporation)

☐ partnership or limited liability company (provide jurisdiction of organization)

☐ trust (provide state in which formed and date of trust indenture)

☐ other (describe)

Principal place of business

Investment Objective:

Preservation of capital and monthly income distributions ☐ (check)

Other (please explain)

Total assets (as indicated on the most recent balance sheet) of the Investor: $

Describe the Investor’s investments in the last five years and discuss who made the relevant investment decisions (director, officer, financial adviser, broker, accountant or attorney):

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

Is the Investor subject to any regulatory or other constraints that may preclude or limit the Investor’s participation in any potential Company investment?

      ☐ YES          ☐ NO

If yes, please describe:

EMPLOYEE BENEFIT PLANS

TO COMPLETE PAGES B-8 AND B-9

Name of Investor (the “Plan”):

Investment Objective:

      Preservation of capital and monthly income distributions     ☐ (check)

Other (please explain)

Total assets (as indicated on the most recent balance sheet) of the Investor: $

Does this investment exceed 10% of the Plan’s assets?

      ☐ YES          ☐ NO

Is the Plan an “employee benefit plan” within the meaning of Title I of ERISA (an “ERISA Plan”) with a fiduciary as defined in Section 3(21) of ERISA which is a bank, insurance company or registered investment adviser (other than an affiliate of the Manager), which fiduciary will decide whether to purchase Units?

      ☐ YES          ☐ NO

If yes, provide details

Is the Plan an employee benefit plan other than an ERISA plan?

      ☐ YES          ☐ NO

If yes, provide details as to the nature of the Plan and the person making investment decisions on behalf of the Plan

Does the Plan permit participants to direct the investment of the contributions made to the Plan on their behalf?

      ☐ YES          ☐ NO

Additional Plan Representations and Warranties:

The undersigned authorized signatory of the Plan hereby represents and warrants on behalf of the Plan that the answers to the following questions are true:

Does the Manager or any of its employees or affiliates manage any part of the Plan’s investment portfolio on a discretionary basis?

      ☐ YES          ☐ NO

Does the Manager or any of its employees or affiliates regularly give investment advice to the Plan?

      ☐ YES          ☐ NO

Does the Manager or any of its employees or affiliates have an agreement or understanding, written or unwritten, with the investment director of the Plan under which the latter receives information, recommendations and advice concerning investments which are used as a primary basis for the Plan’s investment decisions?

      ☐ YES          ☐ NO

Does the Manager or any of its employees or affiliates have an agreement or understanding, written or unwritten, with the investment director of the Plan under which the latter receives individualized investment advice concerning the Plan’s assets?

      ☐ YES          ☐ NO

If the answer to any of these is “Yes,” indicate whether all of the Representations and Warranties below are true by initialing below.

The investment director of the Plan has studied the Prospectus and has made an independent decision to purchase Units solely on the basis thereof and without reliance on any other information or statements as to the appropriateness of this investment for the Plan.

All the obligations and requirements of ERISA, including prudence and diversification, with respect to the investment of “plan assets” in the Company have been considered by the investment director of the Plan. The investment director and, if different, authorized signatory of the Plan understand that neither the Manager nor any of its affiliates: (a) has exercised any investment discretion or control with respect to the Plan’s purchase of any Units, (b) have authority, responsibility to give, or have given individualized investment advice with respect to the Plan’s purchase of any Units, or (c) are employers maintaining or contributing to such Plan.

An investment in the Company conforms in all respects to the governing documents of the Plan.

The person executing this Subscription Agreement on behalf of the Plan is a “fiduciary” of such Plan and trust and/or custodial account (within the meaning of Section 3(21)(A) of ERISA); the execution and delivery of this Subscription Agreement with respect to the Plan and trust and/or custodial account have been duly authorized; and investment in the Company conforms in all respect to laws applicable to the Plan and to the Plan documents; and in making this investment, the Plan, its fiduciaries and its investment director are aware of, and have taken into consideration, among other things, risk return factors and the anticipated effect of an investment in the Company on the diversification, liquidity and cash flow needs of the Plan and the projected effect of the investment in meeting the Plan’s funding objectives and have concluded that this investment is a prudent one.

The Plan’s governing documents do not prohibit the Company from investing in specific securities or issues, including, but not limited to, securities which would be deemed to be “employer securities” with respect to the Plan as defined in Section 407 of ERISA.

The Plan’s proxy voting guidelines do not apply to securities held by the Company.

The Plan, its investment director and, if different, the person executing this Subscription Agreement fully understand the tax considerations and risks of this investment.

Are the Foregoing Representations and Warranties True?

      ☐ YES          ☐ NO

* * *

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

REGISTRATION INFORMATION FOR THE INTERESTS

$

(Subscriber Name(s))	(Subscription Amount)

(Street Address)	(State/Zip Code)

(Telephone and Facsimile Numbers)	(E-Mail-Optional)

(Social Security No./EIN (Entity)	U.S. Citizen or Resident ☐ YES ☐ NO

(Social Security No. of Joint Owner (If Any))

(Plan Number (If Applicable))	Existing Partner ☐ YES ☐ NO

      The full address to which any communications, distribution checks, and redemption checks, if applicable, should be sent (if different from registered address furnished in response to the preceding requirement) is:

(Name(s))

(Street Address) (City)	(State/Zip Code)

(Telephone and Facsimile Numbers)	(E-Mail-Optional)

      If the proceeds of distributions or redemptions, if any, are to be electronically transferred rather than sent by check, the account to which such proceeds should be electronically transferred is:

(Name of Financial Institution)

(Routing ABA Number — If a Bank)

(Address of Financial Institution)

(Financial Institution Account Name and Number)

SIGNATURE PAGE

      Before signing this page, have you: (a) initialed the representations contained in Section 3 on pages B-2 and B-3, (b) indicated in Section 10 on page B-4 whether you want to reinvest distributions by purchasing additional Units, and (c) indicated in Section 11 on page B-5 how you will own the Units? If not, please do so.

Individual(s):
Date:

(Signature of Subscriber)

(Print Name of Subscriber)
Date:

(Signature of Co-Subscriber)

(Print Name of Co-Subscriber)

Entities (Other than Plans):

(Print Name of Subscriber)

By:	Date:

(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

By:	Date:

(Signature of Required Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

Plan Entities:
Date:

(Signature of Individual Plan Participant)	(Print Name)
Date:

(Signature of Custodian or Trustee)	(Print Name)
Date:

(Signature of Other Plan Participant)	Authorized Signatory

For Use by the Company Only

Subscription has been: ☐ Accepted ☐ Accepted in Part ☐ Rejected ☐ Other
Subscription Amount: $	Dated:

Signed: VESTIN MORTGAGE, INC., MANAGER

By:

Name:

Title:

ADDITIONAL SUBSCRIPTION REQUEST

(TO BE COMPLETED BY EXISTING INVESTORS INSTEAD OF SUBSCRIPTION AGREEMENT)

Name of Investment Fund:

Name(s) of Subscriber(s):

Additional Subscription Amount:

      The undersigned hereby subscribes for the additional amount set forth above upon the terms and conditions described in the Prospectus and Prospectus Supplement. The undersigned restates all of the covenants, representations and warranties made in the undersigned’s original Subscription Agreement as if they were made on the date hereof and certifies that all of the financial information set forth in the undersigned’s original Subscription Agreement remains accurate and complete on the date hereof.

Individual Signatures:

Date:

(Signature of Subscriber)

(Signature of Co-Subscriber)

Entity and Plan Signatures:

By:	Date:

(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

By:	Date:

(Signature of Required Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

For Use by the Company Only

Subscription has been: ☐ Accepted ☐ Accepted in Part ☐ Rejected ☐ Other

Additional Subscription Amount Accepted $

Dated:

Signed: VESTIN MORTGAGE, INC., MANAGER
By:

Name:

Title:

APPENDIX A

STATE REGULATIONS

(“BLUE SKY” LAW)

      Various states have established suitability standards for individual investors and subsequent transferees different from and/or in addition to those set by the Company. These requirements are set forth below:

State	Suitability Standards	Requirements

NV	Same as in body of agreement	Minimum investment is $5,000 ($2,000 for IRAs)
KS, OH, PA	Same as in body of agreement, except that in addition, the amount an Investor pays for units may not exceed 10% of the Investor’s net worth (without including the Investor’s home, home furnishings and automobiles)	We will make no sales in these states until we receive proceeds of at least $5,000,000. PENNSYLVANIA RESIDENTS: BECAUSE THE MINIMUM CLOSING AMOUNT IS LESS THAN $50,000,000, INVESTORS ARE CAUTIONED TO CAREFULLY EVALUATE THE COMPANY’S ABILITY TO FULLY ACCOMPLISH ITS STATED OBJECTIVES AND TO INQUIRE AS TO THE CURRENT DOLLAR VOLUME OF PROGRAM SUBSCRIPTIONS
AK, MI, NJ, AZ, CA, IA, MA, MS, MO, NC, TX	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $60,000, and an annual gross income of at least $60,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $225,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.	The following may appear on certificates issued to California residents: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES. There are restrictions on the transfer of the units in California, which are set forth in the statute included in Appendix B on the following two pages. Minimum investment in North Carolina is $2,500.
ME	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $50,000, and an annual gross income of at least $50,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $200,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.

State	Suitability Standards	Requirements

DC, GA, LA, MT, RI	These jurisdictions do not have quantified suitability requirements. Accordingly, in addition to assuring compliance with the guidelines set forth in the body of this agreement, dealers are instructed to review, and investors should provide any other relevant information that they believe is necessary to making an assessment of suitability.
NH, NM	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $125,000, and an annual gross income of at least $50,000; or (ii) a minimum net worth (exclusive of home, furnishings, and automobiles) of $250,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.
TN	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $250,000, and an annual gross income of at least $65,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $200,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.
AL, AR, CO, DE, FL, HI, ID, IN, KY, MN, NY, ND, OK, OR, SD, UT, VT, VA, WA, WV, WI	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $45,000, and an annual gross income of at least $45,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $150,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.	Minimum investment in New York is $2,500. ($1,000 for IRAs). Minimum investment in Minnesota is $2,500 ($2,000 for IRAs).
CT, IL, MD, WY	No minimum requirements.

APPENDIX B

RESTRICTIONS ON TRANSFER SET FORTH

IN RULE 260.141.11 OF
THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (THE “CODE”)

      (a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

      (b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1) to the issuer;

(2) pursuant to the order or process of any court;

(3) to any person described in Subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

(4) to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;

(5) to the holders of securities of the same class of the same issuer;

(6) by way of gift or donation inter vivos or on death;

(7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;

(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule is not required;

(10) by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11) by a corporation to a wholly-owned subsidiary of such corporation, or by a wholly-owned subsidiary of a corporation to such corporation;

(12) by way of an exchange qualified under Section 25111, 25112, or 25113 of the Code, provided that no order under Section 25140 or Subdivision (a) of Section 25148 is in effect with respect to such qualification;

(13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

(15) by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities, provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

      (c) The certificate representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

      IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONERS RULES.

EXHIBIT C

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, AN INVESTOR IS NOT WAIVING

ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

SUBSCRIPTION INSTRUCTIONS

(APPLICABLE TO MINNESOTA AND MICHIGAN)

A.     Completion of Subscription Agreement

      (1) Subscription and Related Undertakings, Representations and Warranties: Please read carefully pages C-1 to C-5.

•	Initial each representation contained in Section 3 on pages C-2 and C-3.

•	Indicate in section 9 on page C-4 whether you want to reinvest distributions by purchasing additional units.

•	Indicate in section 10 on page C-5 how you will own the units.

      (2) Questionnaire(s):

•	Individual Subscribers. Complete page C-6.

•	Entities other than Employee Benefit Plans. Complete page C-7.

•	Employee Benefit Plans. Complete pages C-8 to C-10.

      (3) Registration Information. Complete all information on page C-11.

      (4) Signature Page. Complete and sign page C-12.

      (5) Existing members only (for use after initial acquisition of units). After acquiring units, you only have to complete the one page form entitled “Additional Subscription Request” at page C-13.

B.     Payment. All subscriptions should be for at least $1,000, corresponding to a minimum of 100 units (some states may have higher minimum requirements).

Payment by Bank Check or Certified Check:	Make payable to the order of “VESTIN FUND III, LLC”

Payment by Wire Transfer:	VESTIN FUND III, LLC Account No Bank Routing No. 121201694

C.     Questions. If you have any questions in completing this Subscription Agreement, please call Vestin Capital Inc. at (702) 876-1143.

D.     Return of Documents. The Subscription Agreement should be returned to the following address:

Vestin Mortgage, Inc.

8379 West Sunset Road
Las Vegas, NV 89113

BY EXECUTING THIS SUBSCRIPTION AGREEMENT, AN INVESTOR IS

NOT WAIVING ANY RIGHTS UNDER THE FEDERAL SECURITIES LAWS.

SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

(APPLICABLE TO MINNESOTA AND MICHIGAN)

VESTIN FUND III, LLC

      1.     Subscription. The undersigned investor (“Investor”) hereby applies to become a member in VESTIN FUND III, LLC, a Nevada limited liability Company (the “Company”). The Investor subscribes $                              for the purchase of                      units of limited liability interest in the Company (the “Units”), the price being $10.30 per Unit (with a 100 Unit minimum purchase). The undersigned agrees to purchase the number of Units stated above in accordance with the terms and conditions of the Operating Agreement (the “Operating Agreement”), a copy of which is found at Exhibit A of the prospectus of the Company to which this agreement forms Exhibit C (the “Prospectus”). The Units which the Investor offers to purchase shall not be deemed issued to, or owned by, the Investor until: (a) the Investor has fully paid by certified or bank check or by wire transfer for such units, and (b) the Manager has in its sole discretion accepted all or any portion of Investor’s offer of purchase. No federal or state agency has made any finding or determination as to the fairness for public investment in, nor any recommendation nor endorsement of, the Units.

      2.     Payment of Subscription. The amount of the Investor’s subscription set forth above either (a) has already been delivered by wire transfer, to the account set forth below, or (b) is enclosed in the form of a certified or bank check.

      The Investor acknowledges that the Manager can accept or reject all or any part of this subscription in its sole discretion, and that this offering may be terminated at any time by the Manager. If the Investor’s subscription is rejected in part, the funds delivered herewith, to the extent the application is so rejected, will be returned to Investor as soon as practicable without interest or deduction, except to the extent of any interest actually earned.

      The offering by the Company will continue to seek to distribute a total of 10,000,000 units for $102,456,322 (excluding 2,000,000 units allocated to the Distribution Reinvestment Plan).

      3.     Representations by the Investor. The Units as an investment involve a high degree of risk. Please read the “Risk Factors” beginning on page 14 of the Prospectus. In connection with the Investor’s investment described in Section 1 of this Subscription Agreement, the Investor represents and warrants to the Company and any relevant broker-dealers that the Investor:

      PLEASE CONFIRM THE REPRESENTATION SET FORTH IN EACH OF THE SECTIONS BELOW BY PLACING YOUR INITIALS IN THE BLANKS FOLLOWING EACH REPRESENTATION.

(a) has received the Prospectus;

(b) Illiquid Investment: acknowledges that it may not be possible readily to liquidate this investment;

(c) meets the following criteria:

(i) if financial suitability standards (i.e., based on net worth or income levels) are provided in Appendix A to this Subscription Agreement for the state in which the Investor is domiciled, the undersigned meets those financial suitability standards; or

(ii) If no financial suitability standards are included in Appendix A for the state in which the investor is domiciled, one of the following is true:

(A) In Minnesota,

(1) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $45,000, and an annual gross income of at least $45,000; or

(2) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $150,000; or

(3) the undersigned is purchasing in a fiduciary capacity for a person meeting the requirements of either (1) or (2) above; or

(B) In Michigan,

(1) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $60,000, and an annual gross income of at least $60,000; or

(2) the undersigned has a minimum net worth (exclusive of home, furnishings, and automobiles) of $225,000; or

(3) the undersigned is purchasing in a fiduciary capacity for a person meeting the requirements of either (1) or (2) above; and

(d) if a trustee, is the trustee for the trust on behalf of which it is purchasing the units, and has due authority to purchase Units on behalf of the trust;

(e) fully indemnifies and holds harmless the Company, the Manager, and its affiliates from any and all claims, actions, causes of action, damages, and expenses (including legal fees and expenses) whatsoever which may result from a breach of any of the representations by Investor contained herein;

      4.     Purchase by Fiduciary. If the Investor is purchasing the Units subscribed for hereby in a fiduciary capacity, the above representations and warranties are to be deemed to have been made on behalf of the person(s) for whom the Investor is so purchasing except that such person(s) need not be over 18 years of age.

      5.     Adoption of Operating Agreement. The Investor hereby adopts, accepts, and agrees to be bound by all terms and provisions of the Operating Agreement (Exhibit A to the Prospectus) and to perform all obligations therein imposed upon a member with respect to Units to be purchased. By signing and completing the signature page of this Subscription Agreement, the undersigned agrees to become a Member in the Company upon acceptance of this Subscription Agreement by the Manager on behalf of the Company, and to pay the subscription price in full.

      6.     Special Power of Attorney. The Investor hereby makes, constitutes, and appoints the Manager of the Company to be such person’s true and lawful attorney-in-fact with full power and authority for him, and in his name, place and stead, to execute, acknowledge, publish and file, as necessary or appropriate:

(a) the Operating Agreement and the Articles of Organization, as well as any and all amendments thereto required under the laws of the State of Nevada or of any other state or which the Manager deems advisable to prepare, execute and file;

(b) any other certificate, instrument or document, including Fictitious Business Name Statements, which may be required to be filed by the Company by any governmental agency or by the laws of any state or other jurisdiction in which the Company is doing or intends to do business, or which the Manager deems advisable to file; and

(c) any documents which may be required to effect the continuation of the Company, the admission of an additional or substituted member, or the dissolution and termination of the Company, provided such continuation, admission, or dissolution and termination are in accordance with the terms of the Operating Agreement.

The foregoing grant of authority:

(i) is a Special Power of Attorney coupled with an interest, is irrevocable, survives the death of the Investor and shall not be affected by the subsequent incapacity of the Investor;

(ii) may be exercised by the Manager for each member by a facsimile signature of or on behalf of the Manager or by listing all of the members and by executing any instrument with a single signature of or on behalf of the Manager, acting as attorney-in-fact for all of them; and

(iii) shall survive the delivery of an assignment by a member of the whole or any portion of his interest; except that where the assignee thereof has been approved by the Manager for admission to the Company as a substituted member, the Special Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling such person to execute, acknowledge, and file any instrument necessary to effect such substitution.

      7.     Notification of Manager. The Investor agrees to notify the Manager immediately if any of the foregoing statements made herein shall become untrue.

      8.     Operating Agreement Governs. In the event of any conflict between the provisions of the Operating Agreement and any instrument or document executed, acknowledged, filed or recorded by the Manager pursuant to this special power of attorney, the Operating Agreement will govern.

      9.     Reinvestment of Distributions. The Company maintains a Distribution Reinvestment Plan (the “Plan”) under which distributions of income of the Company may be reinvested for the purchase of additional Units, rather than being received in cash. See Prospectus, under “Summary of Operating Agreement, Rights of Members and Description of Units-Distribution Reinvestment Plan.” So long as Investor meets the suitability standards established by the Company and by the securities law administrator of the state in which Investor is domiciled, and subject to possible suspension or termination of the Plan by the Manager, as set forth in the Operating Agreement, the Investor will continue to participate in the Plan. The Investor may change his election at any time by written notice to the Company. Please choose one or the other of the two options by a check mark in the appropriate blank. If you check neither blank, you will be considered to have elected to receive your distributions in cash (Option B).

  Please Place Your Initials Next to the Appropriate Item:

A.	Investor elects to participate in the Plan and receive additional Units rather than cash as distributions of Net Income from the Company.

B.	Investor elects not to participate in the Plan and to receive distributions of Net Income in cash.

      10.     Ownership of Units. The Investor’s Units will be owned and should be shown on the Company’s records as follows:

Check one:	☐	Individual Ownership
	☐	Joint Tenants with Right of Survivorship (all parties must sign)
	☐	Tenants in Common (all parties must sign)
	☐	Community Property (one signature required)
	☐	Custodian
	☐	Trust
	☐	Corporation
	☐	Partnership/Limited Liability Company
	☐	Nonprofit Organization
	☐	IRA
	☐	Employee Benefit/Profit Sharing Plans

      If you have any questions in completing this Subscription Agreement, please call

Vestin Capital, Inc. at

(702) 876-1143

or Vestin Mortgage, Inc. at

(702) 227-0965

INDIVIDUAL INVESTORS MUST COMPLETE THIS PAGE

Name:	Co-Subscriber’s Name:

Date of Birth:	Co-Subscriber’s Date of Birth:

Occupation:	Co-Subscriber’s Occupation:

Marital Status (check one): Single ☐ Married ☐	Marital Status (check one): Single ☐ Married ☐
Citizenship: U.S. ☐ Other ☐	Citizenship: U.S. ☐ Other ☐

Investment Objective:
Preservation of capital and quarterly income distributions ☐ (check)
Other (please explain)

INVESTOR’S FINANCIAL STATUS AND SUITABILITY:

      Investor’s Net Worth, exclusive of home, furnishings, and automobiles (check appropriate range):

☐ under $45,000	☐ $45,000-$49,999	☐ $50,000-$59,999
☐ $60,000-$64,999	☐ $65,000-$124,999	☐ $125,000-$149,999
☐ $150,000-$199,999	☐ $200,000-$224,999	☐ $225,000-$249,999
☐ $250,000 or greater

      Investor’s Annual Income (check appropriate range)

☐ under $45,000	☐ $45,000-$49,999	☐ $50,000-$59,999
☐ $60,000-$64,999	☐ $65,000-$124,999	☐ $125,000-$149,999
☐ $150,000-$199,999	☐ $200,000-$224,999	☐ $225,000-$249,999
☐ $250,000 or greater

Describe your investments in the last five years and discuss who made the relevant investment decisions (you, your financial adviser, broker, accountant or attorney):

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

Are you subject to any regulatory or other constraints that may preclude or limit your participation in any potential Company investment?     ☐ YES     ☐ NO

If yes, please describe:

LEGAL ENTITIES (NON-BENEFIT PLANS)

TO COMPLETE THIS PAGE

Name of Investor:

Type of Legal Entity:

☐	corporation (if so, provide jurisdiction of incorporation)

☐	partnership or limited liability company (provide jurisdiction of organization)

☐	trust (provide state in which formed and date of trust indenture)

☐	other (describe)

Principal place of business

Investment Objective:

      Preservation of capital and quarterly income distributions ☐ (check)

Other (please explain)

Total assets (as indicated on the most recent balance sheet) of the Investor: $

Describe the Investor’s investments in the last five years and discuss who made the relevant investment decisions (director, officer, financial adviser, broker, accountant or attorney):

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

Is the Investor subject to any regulatory or other constraints that may preclude or limit the Investor’s participation in any potential Company investment?

      ☐ YES     ☐ NO

If yes, please describe:

EMPLOYEE BENEFIT PLANS

TO COMPLETE PAGES C-8 TO C-10

Name of Investor (the “Plan”):

Investment Objective:

      Preservation of capital and quarterly income distributions     ☐ (check)

Other (please explain)

Total assets (as indicated on the most recent balance sheet) of the Investor: $

Does this investment exceed 10% of the Plan’s assets?

      ☐ YES     ☐ NO

Is the Plan an “employee benefit plan” within the meaning of Title I of ERISA (an “ERISA Plan”) with a fiduciary as defined in Section 3(21) of ERISA which is a bank, insurance company or registered investment adviser (other than an affiliate of the Manager), which fiduciary will decide whether to purchase Units?

      ☐ YES     ☐ NO

If yes, provide details

Is the Plan an employee benefit plan other than an ERISA plan?

      ☐ YES     ☐ NO

If yes, provide details as to the nature of the Plan and the person making investment decisions on behalf of the Plan

Does the Plan permit participants to direct the investment of the contributions made to the Plan on their behalf?

      ☐ YES     ☐ NO

Additional Plan Representations and Warranties:

The undersigned authorized signatory of the Plan hereby represents and warrants on behalf of the Plan that the answers to the following questions are true:

Does the Manager or any of its employees or affiliates manage any part of the Plan’s investment portfolio on a discretionary basis?

      ☐ YES     ☐ NO

      Does the Manager or any of its employees or affiliates regularly give investment advice to the Plan?

      ☐ YES     ☐ NO

Does the Manager or any of its employees or affiliates have an agreement or understanding, written or unwritten, with the investment director of the Plan under which the latter receives information, recommendations and advice concerning investments which are used as a primary basis for the Plan’s investment decisions?

      ☐ YES     ☐ NO

Does the Manager or any of its employees or affiliates have an agreement or understanding, written or unwritten, with the investment director of the Plan under which the latter receives individualized investment advice concerning the Plan’s assets?

      ☐ YES     ☐ NO

If the answer to any of these is “Yes,” indicate whether all of the Representations and Warranties below are true by initialing below.

The investment director of the Plan has studied the Prospectus and has made an independent decision to purchase Units solely on the basis thereof and without reliance on any other information or statements as to the appropriateness of this investment for the Plan.

All the obligations and requirements of ERISA, including prudence and diversification, with respect to the investment of “plan assets” in the Company have been considered by the investment director of the Plan. The investment director and, if different, authorized signatory of the Plan understand that neither the Manager nor any of its affiliates: (a) has exercised any investment discretion or control with respect to the Plan’s purchase of any Units, (b) have authority, responsibility to give, or have given individualized investment advice with respect to the Plan’s purchase of any Units, or (c) are employers maintaining or contributing to such Plan.

An investment in the Company conforms in all respects to the governing documents of the Plan.

The person executing this Subscription Agreement on behalf of the Plan is a “fiduciary” of such Plan and trust and/or custodial account (within the meaning of Section 3(21)(A) of ERISA); the execution and delivery of this Subscription Agreement with respect to the Plan and trust and/or custodial account have been duly authorized; and investment in the Company conforms in all respect to laws applicable to the Plan and to the Plan documents; and in making this investment, the Plan, its fiduciaries and its investment director are aware of, and have taken into consideration, among other things, risk return factors and the anticipated effect of an investment in the Company on the diversification, liquidity and cash flow needs of the Plan and the projected effect of the investment in meeting the Plan’s funding objectives and have concluded that this investment is a prudent one.

The Plan’s governing documents do not prohibit the Company from investing in specific securities or issues, including, but not limited to, securities which would be deemed to be “employer securities” with respect to the Plan as defined in Section 407 of ERISA.

The Plan’s proxy voting guidelines do not apply to securities held by the Company.

The Plan, its investment director and, if different, the person executing this Subscription Agreement fully understand the tax considerations and risks of this investment.

Are the Foregoing Representations and Warranties True?

      ☐ YES     ☐ NO

* * *

Please provide any other information that would help the Manager determine whether the Investor has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of an investment in the Units.

REGISTRATION INFORMATION FOR THE INTERESTS

$

(Subscriber Name(s))	(Subscription Amount)

(Street Address)	(State/ZIP Code)

(Telephone and Facsimile Numbers)	(E-Mail-Optional)

(Social Security No./EIN (Entity)	U.S. Citizen or Resident ☐ Yes ☐ No

(Social Security No. of Joint Owner (If any))

(Plan Number (If applicable))	Existing Partner ☐ Yes ☐ No

The full address to which any communications, distribution checks, and redemption checks, if applicable, should be sent (if different from registered address furnished in response to the preceding requirement) is:

(Name(s))

(Street Address)	(City)	(State/Zip Code)

(Telephone and Facsimile Numbers)		(E-Mail-Optional)

If the proceeds of distributions or redemptions, if any, are to be electronically transferred rather than sent by check, the account to which such proceeds should be electronically transferred is:

(Name of Financial Institution)

(Routing ABA Number — If a Bank)

(Address of Financial Institution)

(Financial Institution Account Name and Number)

SIGNATURE PAGE

      Before signing this page, have you: (a) initialed the representations contained in Section 3 on pages C-2 and C-3, (b) indicated in Section 9 on page C-4 whether you want to reinvest distributions by purchasing additional Units, and (c) indicated in Section 10 on page C-5 how you will own the Units? If not, please do so.

Individual(s):

Date:

(Signature of Subscriber)

(Print Name of Subscriber)
Date:

(Signature of Co-Subscriber)

(Print Name of Co-Subscriber)

Entities (Other Than Plans):

(Print Name of Subscriber)

By:		Date:

(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

By:		Date:

(Signature of Required Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

Plan Entities:

Date:

(Signature of Individual Plan Participant) (Print Name)

Date:

(Signature of Custodian or Trustee) (Print Name)

Date:

(Signature of Other Authorized Signatory) (Print Name)

For Use by the Company Only

Subscription has been:	☐ Accepted	☐ Accepted in Part	☐ Rejected	☐ Other

Subscription Amount:	$	Dated:

Signed:	VESTIN MORTGAGE, INC., MANAGER
By:

Name:

Title:

ADDITIONAL SUBSCRIPTION REQUEST

(TO BE COMPLETED BY EXISTING INVESTORS INSTEAD OF
SUBSCRIPTION AGREEMENT)

Name of Investment Fund:

Name(s) of Subscriber(s):

Additional Subscription Amount:

      The undersigned hereby subscribes for the additional amount set forth above upon the terms and conditions described in the Prospectus and Prospectus Supplement. The undersigned restates all of the covenants, representations and warranties made in the undersigned’s original Subscription Agreement as if they were made on the date hereof and certifies that all of the financial information set forth in the undersigned’s original Subscription Agreement remains accurate and complete on the date hereof.

Individual Signatures:

Date:

(Signature of Subscriber)
Date:

(Signature of Co-Subscriber)

Entity and Plan Signatures:

By:		Date:

(Signature of Authorized Signatory)

(Print Name and Title of Signatory)

By:		Date:

(Signature of Required Authorized Co-Signatory)

(Print Name and Title of Co-Signatory)

For Use by the Company Only

Subscription has been:	☐ Accepted	☐ Accepted in Part	☐ Rejected	☐ Other

Additional Subscription Amount Accepted $

Dated:

Signed:	VESTIN MORTGAGE, INC., MANAGER
By:

Name:

Title:

      APPENDIX A

STATE REGULATIONS

(“BLUE SKY” LAW)

      Various states have established suitability standards for individual investors and subsequent transferees different from and/or in addition to those set by the Company. These requirements are set forth below:

State	Suitability Standards	Requirements

NV	Same as in body of agreement	Minimum investment is $5,000 ($2,000 for IRAs).
KS, OH, PA	Same as in body of agreement, except that in addition, the amount an Investor pays for units may not exceed 10% of the Investor’s net worth (without including the Investor’s home, home furnishings and automobiles)	We will make no sales in these states until we receive proceeds of at least $5,000,000. PENNSYLVANIA RESIDENTS: BECAUSE THE MINIMUM CLOSING AMOUNT IS LESS THAN $50,000,000, INVESTORS ARE CAUTIONED TO CAREFULLY EVALUATE THE COMPANY’S ABILITY TO FULLY ACCOMPLISH ITS STATED OBJECTIVES AND TO INQUIRE AS TO THE CURRENT DOLLAR VOLUME OF PROGRAM SUBSCRIPTIONS.
AK, MI, NJ, AZ, CA, IA, MA, MS, MO, NC, TX	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $60,000, and an annual gross income of at least $60,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $225,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above	The following may appear on certificates issued to California residents: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES. There are restrictions on the transfer of the units in California, which are set forth in the statute included in Appendix B on the following two pages. Minimum investment in North Carolina is $2,500.

State	Suitability Standards	Requirements

ME	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $50,000, and an annual gross income of at least $50,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $200,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.
DC, GA, LA, MT, RI	These jurisdictions do not have quantified suitability requirements. Accordingly, in addition to assuring compliance with the guidelines set forth in the body of this agreement, dealers are instructed to review, and investors should provide any other relevant information that they believe is necessary to making an assessment of suitability.
NH, NM	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $125,000, and an annual gross income of at least $50,000; or (ii) a minimum net worth (exclusive of home, furnishings, and automobiles) of $250,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.
TN	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $250,000, and an annual gross income of at least $65,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $500,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.

State	Suitability Standards	Requirements

AL, AR, CO, DE, FL, HI, ID, IN, KY, MN, NY, ND, OK, OR, SD, UT, VT, VA, WA, WV, WI	Investors must have either (i) a minimum net worth (without including an Investor’s home, home furnishings, and automobiles) of $45,000, and an annual gross income of at least $45,000; or (ii) minimum net worth (exclusive of home, furnishings, and automobiles) of $150,000 or (iii) are purchasing in a fiduciary capacity for a person meeting the requirements of either (i) or (ii) above.	Minimum investment in New York is $2,500 ($1,000 for IRAs). Minimum investment in Minnesota is $2,500 ($2,000 for IRAs).
CT, IL, MD, WY	No minimum requirements.

APPENDIX B

RESTRICTIONS ON TRANSFER SET FORTH

IN RULE 260.141.11 OF
THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (THE “CODE”)

(a)	The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

(b)	It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:

(1) to the issuer;

(2) pursuant to the order or process of any court;

(3) to any person described in Subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

(4) to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;

(5) to the holders of securities of the same class of the same issuer;

(6) by way of gift or donation inter vivos or on death;

(7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

(8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;

(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner’s written consent is obtained or under this rule is not required;

(10) by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;

(11) by a corporation to a wholly-owned subsidiary of such corporation, or by a wholly-owned subsidiary of a corporation to such corporation;

(12) by way of an exchange qualified under Section 25111, 25112, or 25113 of the Code, provided that no order under Section 25140 or Subdivision (a) of Section 25148 is in effect with respect to such qualification;

(13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or

(15) by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

(16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities, provided that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

(c)	The certificate representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10-point size, reading as follows:

      IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONERS RULES.